                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          TESORO PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
   (3)  Filing Party:

        -----------------------------------------------------------------------
   (4)  Date Filed:

        -----------------------------------------------------------------------

                          TESORO PETROLEUM CORPORATION
                             ---------------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 2000
                             ---------------------

     The 2000 Annual Meeting of Stockholders of Tesoro Petroleum Corporation (the "Company") will be held at the Company's corporate headquarters, 300 Concord Plaza Drive, San Antonio, Texas, at 10:00 A.M. Central time on Thursday, May 25, 2000, for the following purposes:

          1. To elect seven directors of the Company;

          2. To consider and act upon a proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan;

          3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on April 5, 2000, are entitled to notice of and to vote at the annual meeting.

                                                By Order of the Board of
                                                Directors,

                                                       JAMES C. REED, JR.
                                                           Secretary

April 25, 2000
San Antonio, Texas
                             ---------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                          TESORO PETROLEUM CORPORATION

                                PROXY STATEMENT

                             ---------------------

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 2000

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (sometimes referred to herein as the "Board") of Tesoro Petroleum Corporation ("Tesoro" or the "Company") of proxies to be voted at the 2000 Annual Meeting of Stockholders to be held on Thursday, May 25, 2000, and at any adjournment thereof.

     Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted (i) for the directors nominated for election at the meeting, (ii) in favor of the proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan, and (iii) for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2000. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company at any time before it is voted.

     At the close of business on April 5, 2000, the record date for the 2000 annual meeting, there were outstanding and entitled to vote 31,718,115 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held by them on all matters submitted to them. The Company has no other voting securities outstanding.

     A copy of the Company's Summary Annual Report for fiscal year 1999 has previously been mailed to all stockholders as of the record date. The Company's complete Consolidated Financial Statements, Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk, taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 are included in Appendix A to this document. Such Summary Annual Report and Appendix A hereto do not constitute a part of the proxy materials.

     The principal executive offices of the Company are located at 300 Concord Plaza Drive, San Antonio, Texas 78216-6999. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 25, 2000.

                            1. ELECTION OF DIRECTORS

     At the 2000 annual meeting, the stockholders are requested to elect seven directors, constituting the whole Board of Directors, to hold office until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. Proxies cannot be voted for more than seven nominees. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. Each of such nominees has indicated his willingness to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

     The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors ("Abstentions"), and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") on the election of directors, will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Certain information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and notes thereto has been furnished to the Company by the respective nominees.

                                                    SERVED AS
                                         AGE AT    DIRECTOR OF
                                        APRIL 5,   THE COMPANY       OTHER POSITIONS AND OFFICES
                 NAME                     2000        SINCE               WITH THE COMPANY
                 ----                   --------   -----------   -----------------------------------
Steven H. Grapstein...................     42         1992              Vice Chairman of the
                                                                    Board of Directors (a)(b)(c)
William J. Johnson....................     65         1996                     (b) (d)
Raymond K. Mason, Sr. ................     73         1983                     (a) (d)
Donald H. Schmude.....................     64         1999                       (b)
Bruce A. Smith........................     56         1995       Chairman of the Board of Directors,
                                                                         President and Chief
                                                                        Executive Officer (a)
Patrick J. Ward.......................     69         1996                     (c) (d)
Murray L. Weidenbaum..................     73         1992                     (a) (c)

---------------

(a) Member of the Executive Committee (Mr. Smith, Chairman).

(b) Member of the Audit Committee (Mr. Grapstein, Chairman).

(c) Member of the Governance Committee (Dr. Weidenbaum, Chairman).

(d) Member of the Compensation Committee (Mr. Mason, Chairman).
                             ---------------------

     Steven H. Grapstein has been Chief Executive Officer of Kuo Investment Company and subsidiaries ("Kuo"), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Kuo. He is also a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville N.V. ("Oakville"), a Kuo subsidiary, since 1989.

     William J. Johnson has been a petroleum consultant and president of JonLoc Inc., a private company engaged in oil and gas investments, since 1994 and a managing director of M.E. Zukerman & Co., merchant bankers, since 1995. Mr. Johnson is on the Board of Directors of Devon Energy Corporation, a publicly-held company engaged in oil and gas exploration, development and production, and the acquisition of producing properties.

     Raymond K. Mason, Sr., served as Chairman of the Board of Directors of American Banks of Florida, Inc., from 1978 to 1998.

     Donald H. Schmude has 36 years of experience in the energy industry with Texaco and Star Enterprise, a Texaco and Saudi Aramco joint venture. Prior to his retirement from Texaco in 1994, he was Vice President of Texaco and President and Chief Executive Officer of Texaco Refining & Marketing Inc. in Houston, Texas and Los Angeles, California. He also served as Vice President of Texaco, Inc., Special Projects, in Anacortes, Washington, and held various refinery engineering, planning and marketing positions.

     Bruce A. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1996. He has been a director of the Company since July 1995. Mr. Smith was President and Chief Executive Officer of the Company from September 1995 to June 1996; Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company from July 1995 to September 1995; and Executive Vice President responsible for Exploration and Production and Chief Financial Officer of the Company from September 1993 to July 1995.

     Patrick J. Ward has 47 years of experience in international energy operations with Caltex Petroleum Corporation, a 50/50 joint venture of Chevron Corp. and Texaco, Inc., engaged in the business of refining and marketing. Prior to his retirement in 1995, he was Chairman, President and Chief Executive Officer of Caltex, positions he had held since 1990. Mr. Ward served on the Board of Directors of Caltex from 1989 to 1995.

     Murray L. Weidenbaum, an economist and educator, has been the Mallinckrodt Distinguished University Professor and Chairman of the Center for the Study of American Business at Washington University in St. Louis, Missouri, since 1975.

     No director or nominee for election as director of the Company has a family relationship with any other director, nominee or executive officer of the Company.
                             ---------------------

     The Board of Directors met ten times during fiscal year 1999. Each member of the Board of Directors attended at least 75 percent of the meetings of the Board and committees on which such director served during fiscal year 1999. The Board of Directors has an Executive Committee and the following standing committees: Audit Committee, Compensation Committee and Governance Committee.

     The Executive Committee, between meetings of the Board, has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company as provided in Article III of the By-laws of the Company and has and may exercise such other powers and authority as may be lawfully delegated to such committee by the Board, including the power and authority (i) to declare a dividend on the Company's capital stock, (ii) to authorize the issuance of the Company's capital stock, (iii) to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law, and (iv) to the extent authorized in any resolution or resolutions providing for the issuance of shares of stock adopted by the Board or the Executive Committee as provided in subsection (a) of Section 151 of the Delaware General Corporation Law, to fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series. The Executive Committee did not meet during fiscal year 1999.

     The Audit Committee's primary purposes are (i) to aid the individual directors and the Board of Directors as a whole in performing and fulfilling their oversight responsibilities for financial reporting to the public; (ii) to aid in maintaining the corporate image and credibility as it relates to financial reporting; (iii) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to improve and maintain standards and procedures for financial control and quality financial reporting; (iv) to provide communication, as necessary, between the Board of Directors and control and accounting, legal, internal auditing and the external auditors; and (v) to recommend and support, with management and/or the Board of

Directors, as appropriate, efforts to assure the Company's compliance with the requirements of the Foreign Corrupt Practices Act of 1977, as amended. The Audit Committee met four times during fiscal year 1999.

     The Compensation Committee's primary purposes are (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for the Company's other executives; (ii) to administer and interpret the Company's Amended Incentive Stock Plan of 1982 (the "1982 Plan"), Amended and Restated Executive Long-Term Incentive Plan (the "1993 Plan") and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to the Company's retirement plans based on cost and benefit considerations, make recommendations to the Board of Directors in respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment agreements, amendments and extensions of existing employment agreements, and to make recommendations to the Board of Directors with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board of Directors with respect thereto; and (vi) to consult with the Board of Directors and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met eight times during fiscal year 1999.

     The Governance Committee considers and recommends to the Board from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. Stockholders wishing to submit a recommendation should write to the Governance Committee. Stockholders may also make nominations for director at annual or certain special stockholder meetings if they comply with the procedures described below. The Governance Committee also reviews and makes recommendations to the Board annually regarding (i) the organization and structure of the Board and the committees of the Board and selection of new director candidates; (ii) compensation for the members of the Board; (iii) guidelines on corporate governance issues; and (iv) the role and effectiveness of the Chief Executive Officer, the Board and each committee of the Board. The Governance Committee met two times during fiscal year 1999.

     Under the Company's By-laws, a stockholder of the Company entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholder meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in the Company's By-laws. The following summary is qualified in its entirety by reference to the full text of the By-laws. Written notice of such stockholder's intent to make such nomination must be delivered to the Company (Attention: Corporate Secretary) on a timely basis as set forth below and must contain (i) the name and address of the stockholder as it appears on the Company's books and of the beneficial owner, if any, on behalf of whom such nomination is made, and (ii) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     In the case of an annual meeting of stockholders, the required notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. In the case of a special meeting of stockholders at which directors are proposed to be elected in the notice of meeting, the stockholder wishing to make a nomination for director must deliver the required written notice to the Company (Attention: Corporate Secretary) not earlier than the ninetieth day prior to the special meeting and not later than the close of business on the later of the sixtieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
                             ---------------------

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer of the Company receives (i) a base retainer of $18,000 per year, (ii) an additional $2,000 for each meeting of the Board of Directors or any committee thereof attended in person, including committee meetings held on the same day as a meeting of the Board of Directors, and (iii) $1,000 for each telephone meeting in which the member participates. The non-executive Vice Chairman of the Board of Directors receives $25,000 per year for his service. In addition, the Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Governance Committee each receive $5,000 per year for their service in such positions. The Company provides group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not employees of the Company. The premium for such insurance ranged from $259 to $3,810 for each of these directors during fiscal year 1999.

     One-half of each of the director's annual retainer is paid in Common Stock of the Company on an annual basis. Within 30 days after the annual meeting of stockholders of the Company at which the director is elected, the Company issues a number of shares equal to one-half of the annual retainer in effect on the date of such meeting divided by the average of the closing prices for the Common Stock, as reported on the New York Stock Exchange ("NYSE") composite tape, for the ten trading days prior to such annual meeting. The shares of Common Stock issued to the directors will be held by the Company and will not be sold, pledged or otherwise disposed of and the shares will not be delivered to the directors until the earliest of (i) the first anniversary date of the annual meeting which immediately preceded the issuance of such shares or (ii) the next succeeding annual meeting of the stockholders or (iii) the date on which the person ceases to be a director; provided that, in the case of clause (iii), if the person ceases to be a director for any reason other than death or disability, the number of shares delivered shall be reduced pro rata for the period of time from termination as a director to the first anniversary date of the immediately preceding annual meeting of the stockholders. The directors will have full voting rights with respect to such shares of Common Stock.

     Beginning in March 2000, one-half of the director fees paid for acting as a committee chairman and for attendance at committee meetings of the Board of Directors will also be paid in Common Stock of the Company by issuing to each director a number of shares equal to one-half of the annual fee for acting as a committee chairman or one-half of the fees for attendance at committee meetings divided by the average closing prices of the Common Stock, as reported on the NYSE composite transaction tape, for the ten days prior to such election, in the case of election to the chairmanship of such committee, or the ten days prior to determination of the annual aggregate fees for attendance at committee meetings, in the case of attendance at such meetings. Upon issuance of shares of Common Stock in payment for part of a director's committee chairmanship or attendance at committee meetings, such shares will be deemed to be issued for services rendered to the Company at least equal to such share's par value and will be considered fully paid and nonassessable.

     The Company had previously established an unfunded Non-Employee Director Retirement Plan ("Director Retirement Plan") which provided eligible directors with retirement payments upon meeting certain age or other requirements. However, to more closely align director compensation with shareholders' interest, in March 1997, the Board of Directors elected to freeze the Director Retirement Plan and transfer accrued benefits of each participating director to an account ("Account") for each director in the Tesoro Petroleum Corporation Board of Directors Deferred Phantom Stock Plan ("Phantom Stock Plan"). After the amendment and transfer, only those retired directors or beneficiaries who had begun receiving benefits remained participants in the Director Retirement Plan. By participating in the Phantom Stock Plan, each director waives any and all rights under the Director Retirement Plan. Under the Phantom Stock Plan, each current and future non-employee director ("Participant") shall have credited to his Account as of the last day of the year a yearly accrual equal to $7,250 (limited to 15 accruals, including previous accruals of retirement benefits under the Director Retirement Plan); and each Participant who is serving as a chairman of a committee of the Board of Directors immediately prior to his termination as director and who has served at least three years as a director shall have an additional $5,000 credited to his Account. The Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a Participant may elect to defer any part or all of the cash portion of his annual director retainer into his Account. Each transfer, accrual or deferral shall be credited quarterly to the Participant's Account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of the Company's Common Stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the Participant's Account. Participants are vested 100 percent at all times with respect to deferrals and, if applicable, the chairman fee portion of his Account. Participants vest in amounts transferred from the Director Retirement Plan and the yearly accruals upon completion of three full years of service as a member of the Board. If a Participant voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires, or becomes disabled, he shall be 100 percent vested in his Account without regard to services. Distributions from the Phantom Stock Plan shall be made in cash, based on the closing market price of the Company's Common Stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made, and such distributions shall be made in either a lump-sum distribution or in annual installments not exceeding ten years. Death, disability, retirement or cessation of a Participant as a director of the Company constitute an event requiring a distribution. Upon the death of a Participant, the Participant's beneficiary will receive as soon as practicable the cash value of the Participant's Account as of the date of death. At December 31, 1999, Participant's Accounts included 5,778 units, 2,394 units, 16,040 units, 401 units, 2,836 units and 8,060 units of phantom stock for Messrs. Grapstein, Johnson, Mason, Schmude, Ward and Weidenbaum, respectively.

     Under the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan ("Deferred Compensation Plan"), a director electing to participate may defer between 20 percent and 100 percent of his total cash compensation for the ensuing year, which deferred fees are credited to an interest-bearing account maintained by the Company. Interest is applied to each quarter's deferral at the prime rate published in The Wall Street Journal on the last business day of such quarter plus two percentage points (10.5 percent at December 31, 1999). All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control. The Company also has an agreement with Frost National Bank of San Antonio, Texas, under which the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust was established for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.

     The Company's 1995 Non-Employee Director Stock Option Plan ("1995 Plan") provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of the Common Stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995, or elected thereafter, initially receives an option to purchase 5,000 shares of the Company's Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, is granted an option to purchase shares of Common Stock (amounting to 1,000 shares prior to March 2000 and 3,000 shares thereafter) on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2005. Under the 1995 Plan, stock options for 5,000 shares with an exercise price of $18.625 per share were granted to Mr. Schmude upon his election to the

Board on September 15, 1999. In addition, stock options for 1,000 shares with an exercise price of $18.4375 per share were granted to each non-employee director of the Company on September 16, 1999. At April 5, 2000, the Company had 65,000 options outstanding and 62,000 shares available for future grants under the 1995 Plan.
                             ---------------------

STOCK OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of April 5, 2000, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards or conversion of Premium Income Equity Securities ("PIES")) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director and nominee, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1999 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed. The PIES, which represent fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock, have no voting rights. Before July 1, 2001, each PIES is convertible, at the option of the holder thereof, into 0.8455 shares of Common Stock.

                                                              BENEFICIAL OWNERSHIP OF
                                                                  COMMON STOCK ON
                                                                   APRIL 5, 2000
                                                              ------------------------
                                                                              PERCENT
                                                                SHARES        OF CLASS
                                                              -----------     --------
Steven H. Grapstein.........................................    949,435(a)(b)  2.984
William J. Johnson..........................................      9,821(a)     0.031
Raymond K. Mason, Sr. ......................................     29,249(a)     0.092
Donald H. Schmude...........................................      6,493(a)     0.020
Bruce A. Smith..............................................    625,878(c)     1.943
Patrick J. Ward.............................................     16,821(a)(d)  0.053
Murray L. Weidenbaum........................................     12,821(a)     0.040
William T. Van Kleef........................................    275,953(e)     0.864
James C. Reed, Jr. .........................................    202,772(f)     0.636
Stephen L. Wormington.......................................    195,050(g)     0.611
Thomas E. Reardon...........................................    126,071(h)     0.396
All directors, nominees for election as a director and
  executive officers as a group (20 individuals)............  2,633,915(i)     7.933

---------------

(a)  The shares shown include 10,000; 8,000; 10,000; 6,000; 9,000; and 10,000 shares for Mr. Grapstein, Mr. Johnson, Mr. Mason, Mr. Schmude, Mr. Ward, and Dr. Weidenbaum, respectively, which such directors had the right to acquire through the exercise of stock options on April 5, 2000, or within 60 days thereafter. The shares shown for each director also include 493 shares of restricted Common Stock as payment of one-half of each director's annual retainer for 1999 (see page 5). Units of phantom stock payable in cash which have been credited to the directors under the Phantom Stock Plan (see page 6) and to Mr. Smith, Mr. Van Kleef and Mr. Reed under the 1998 Performance Incentive Compensation Plan ("1998 Performance Plan") (see page
     10) are not included in the shares shown above.

(b) The shares shown include 846,300 shares of the Company's Common Stock owned by Oakville. Mr. Grapstein is an officer of Oakville. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares. The shares shown also include 84,550 shares which could be obtained upon the conversion of 100,000 PIES owned by Oakville into Common Stock on April 5, 2000. In addition, the shares shown include 6,764 shares which could be obtained upon the conversion of 8,000 PIES into Common Stock on April 5, 2000, for which Mr. Grapstein disclaims beneficial ownership of 4,000 PIES held in accounts for his minor children.

(c) The shares shown include 4,655 shares credited to Mr. Smith's account under the Company's Thrift Plan and 491,475 shares which Mr. Smith had the right to acquire through the exercise of stock options on April 5, 2000, or within 60 days thereafter.

(d) The shares shown include 6,000 shares owned by P&L Family Partnership Ltd. which Mr. Ward and his spouse control through 90 percent ownership.

(e) The shares shown include 3,678 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 220,805 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on April 5, 2000, or within 60 days thereafter.

(f) The shares shown include 2,004 shares credited to Mr. Reed's account under the Company's Thrift Plan and 141,715 shares which Mr. Reed had the right to acquire through the exercise of stock options on April 5, 2000, or within 60 days thereafter.

(g) The shares shown include 2,605 shares credited to Mr. Wormington's account under the Company's Thrift Plan and 192,445 shares which Mr. Wormington had the right to acquire through the exercise of stock options on April 5, 2000, or within 60 days thereafter.

(h) The shares shown include 2,287 shares credited to Mr. Reardon's account under the Company's Thrift Plan and 121,800 shares which Mr. Reardon had the right to acquire through the exercise of stock options on April 5, 2000, or within 60 days thereafter. The shares shown also include 1,334 shares held in the name of Mr. Reardon's spouse for which he disclaims beneficial ownership.

(i) The shares shown include 24,032 shares credited to the accounts of executive officers and directors under the Company's Thrift Plan and 1,393,337 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on April 5, 2000, or within 60 days thereafter. The shares shown also include 575 shares which could be obtained upon the conversion of 680 PIES into Common Stock at April 5, 2000, held by an executive officer's child for which the executive officer disclaims beneficial ownership. The shares shown also include 726 shares and 400 shares held in the name of an executive officer's spouse and child, respectively, for which such executive officer disclaims beneficial ownership.

                             ---------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information based on filings made with the Securities and Exchange Commission ("SEC") as to each person or group who on December 31, 1999, beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company.

                                                                               AMOUNT AND NATURE OF
                                                                               BENEFICIAL OWNERSHIP
                                                                               --------------------
                                                                                NUMBER     PERCENT
           TITLE OF CLASS               NAME AND ADDRESS OF BENEFICIAL OWNER   OF SHARES   OF CLASS
           --------------               ------------------------------------   ---------   --------
Common Stock.........................   Wanger Asset Management, L.P. (a)      3,952,700      12.2
                                        227 West Monroe Street, Suite 3000
                                        Chicago, IL 60606
Common Stock.........................   Dimensional Fund Advisors Inc. (b)     2,199,800       6.8
                                        1299 Ocean Avenue, 11th Floor
                                        Santa Monica, CA 90401
Common Stock (c).....................   Salomon Smith Barney Holdings, Inc.    2,741,080       7.9
                                        388 Greenwich Street
                                        New York, NY 10013
                                        Citigroup, Inc.                        2,802,380       8.1
                                        153 East 53rd Street
                                        New York, NY 10043

                                                                            (See
notes on next page)

---------------

(a) According to Amendment No. 4 to a Schedule 13G ("Amendment No. 4") jointly filed with the SEC, Wanger Asset Management, L.P. ("WAM") states that it is a Delaware limited partnership and an Investment Adviser registered under
     Section 203 of the Investment Advisers Act of 1940 ("Investment Advisers Act"); Wanger Asset Management Ltd. ("WAM Ltd.") states that it is a Delaware corporation and the General Partner of WAM; and Acorn Investment Trust ("Acorn") states that it is a Massachusetts business trust and an Investment Company under Section 8 of the Investment Company Act. Amendment No. 4 indicates that the shares reported therein have been acquired on behalf of discretionary clients of WAM, including Acorn. According to Amendment No. 4, persons other than WAM and WAM Ltd. are entitled to receive all dividends from, and proceeds from the sale of, those shares and Acorn is the only such person known to be entitled to receive all dividends from, and all proceeds from the sale of, shares reported therein to the extent of more than 5 percent of the class. According to Amendment No. 4, within the meaning of Rule 13d-3 of the Exchange Act, WAM and WAM Ltd. beneficially own the shares shown in the table above and possess shared power to vote or to direct the vote and shared power to dispose or direct the disposition of these shares. Acorn, according to Amendment No. 4, beneficially owns 2,573,800 of such shares and possesses shared voting and dispositive power with respect to these shares.

(b) According to an Amendment to a Schedule 13G (the "Amendment") filed with the SEC, Dimensional Fund Advisors Inc. ("Dimensional") states that it is a Delaware corporation and an investment adviser registered under the Investment Advisers Act. In the Amendment, Dimensional states that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In the Amendment, Dimensional states that in its role as investment adviser or manager, Dimensional possesses both voting and/or investment power over the 2,199,800 shares of Common Stock that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(c) According to Amendment No. 2 to a Schedule 13G ("Amendment No. 2") jointly filed with the SEC, Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Citigroup Inc. ("Citigroup") (collectively, the "Reporting Persons") state they are a parent holding company or control person within the meaning of
     Section 13(d) of the Exchange Act. Amendment No. 2 indicates that SSB Holdings, a New York corporation, and Citigroup, a Delaware corporation, are reporting on behalf of subsidiaries which individually qualify to file a Schedule 13G and whose individual percentages of beneficial ownership do not exceed 5 percent. Citigroup and SSB Holdings state that they are, accordingly, the only entities whose indirect beneficial ownership on an aggregate basis exceed 5 percent. In Amendment No. 2, each Reporting Person shows that they have shared voting and dispositive power and may be deemed to beneficially own the shares shown in the table above (assuming conversion/exercise of PIES held), except that in an exhibit to Amendment No. 2, SSB Holdings and Citigroup each disclaim beneficial ownership of these securities. As indicated in Amendment No. 2, the shares shown for Citigroup include shares held by the other reporting persons.
                             ---------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock or other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1999, its directors, executive officers and holders of more than 10 percent of the Company's voting stock complied with all Section 16(a) filing requirements.
                             ---------------------

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended December 31, 1999, 1998 and 1997, of those persons who were on December 31, 1999, (i) the Chief Executive Officer and (ii) the other four most highly compensated officers of the Company (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                             --------------------------------------------
                                                                                       AWARDS                 PAYOUTS
                                               ANNUAL COMPENSATION           ---------------------------      -------
                                        ----------------------------------    RESTRICTED     SECURITIES
                                                              OTHER ANNUAL      STOCK        UNDERLYING         LTIP
                                         SALARY     BONUS     COMPENSATION    AWARDS(S)     OPTIONS/SARS      PAYOUTS
NAME AND PRINCIPAL POSITION      YEAR     ($)        ($)         ($)(A)          ($)           (#)(C)           ($)
---------------------------      ----   --------   --------   ------------   ------------   ------------   --------------
Bruce A. Smith.................  1999   $708,077   $850,000       $ --         --              300,000     $     --
  Chairman of the Board of       1998    616,667    640,000         --         (b)             281,900      4,087,500(d)
  Directors, President and       1997    578,269    715,000         --         --              175,000           --
  Chief Executive Officer
William T. Van Kleef...........  1999   $452,308   $460,000       $ --         --              180,000     $     --
  Executive Vice President and   1998    345,833    325,000         --         (b)             166,020      1,532,813(d)
  Chief Operating Officer        1997    290,231    320,000         --         --               60,000           --
James C. Reed, Jr. ............  1999   $355,769   $300,000       $ --         --               85,000     $     --
  Executive Vice President,      1998    308,333    285,000         --         (b)              48,860      1,532,813(d)
  General Counsel and            1997    278,269    295,000         --         --               45,000           --
  Secretary
Stephen L. Wormington..........  1999   $300,262   $223,200       $ --         --               48,000     $     --
  Executive Vice President and   1998    290,000    250,000         --         --               43,780          (d)
  Chief Operating Officer,       1997    268,269    280,000         --         --               45,000           --
  Tesoro Refining, Marketing &
  Supply Company
Thomas E. Reardon..............  1999   $239,616   $190,000       $ --         --               60,000     $     --
  Executive Vice President,      1998    204,712    165,000         --         --               38,000          (d)
  Corporate Resources            1997    190,439    145,000         --         --               19,000           --


                                  ALL OTHER
                                 COMPENSATION
NAME AND PRINCIPAL POSITION         ($)(E)
---------------------------      ------------
Bruce A. Smith.................   $1,526,219
  Chairman of the Board of         1,359,460
  Directors, President and         1,142,017
  Chief Executive Officer
William T. Van Kleef...........   $  717,127
  Executive Vice President and       466,900
  Chief Operating Officer            369,341
James C. Reed, Jr. ............   $  962,956
  Executive Vice President,          877,859
  General Counsel and                914,363
  Secretary
Stephen L. Wormington..........   $    9,600
  Executive Vice President and         6,400
  Chief Operating Officer,             6,400
  Tesoro Refining, Marketing &
  Supply Company
Thomas E. Reardon..............   $  561,437
  Executive Vice President,          435,378
  Corporate Resources                474,370

---------------

(a) No payments were made to the named executive officers which are reportable in Other Annual Compensation. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officers for all periods shown.

(b) In October 1998, the Company's Board of Directors unanimously approved the 1998 Performance Plan, which is intended to advance the best interests of the Company and its stockholders by directly targeting Company performance to align with the ninetieth percentile historical stock-price growth rate for the Company's peer group. In addition, the 1998 Performance Plan will provide the Company's employees with additional compensation, contingent upon achievement of the targeted objectives, thereby encouraging them to continue in the employ of the Company. The 1998 Performance Plan's targeted objectives are for the fair market value of the Company's Common Stock to equal or exceed an average of $35 per share (the "First Performance Target") and $45 per share (the "Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998 and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved ("Performance Period"). Under the 1998 Performance Plan, in 1998 Mr. Smith, Mr. Van Kleef and Mr. Reed received contingent awards of performance-vested phantom stock in the amount of 340,000, 190,000 and 125,000 shares, respectively, and Mr. Wormington and Mr. Reardon were awarded contingent cash bonus opportunities. The contingent awards of performance-vested phantom stock entitle the executive officers to receive cash in an amount equal to the number of shares of phantom stock granted to him, multiplied by the fair market value of a share of Common Stock on the last day of the Performance Period if the Second Performance Target is achieved. If the First Performance Target is attained but the Second Performance Target is not attained, the executive officer would receive 25 percent of the award. Payout is deferred until the end of the Performance Period if the First Performance Target is attained or 30 days after the Performance Period if the Second Performance Target is attained.

(c) Amounts represent traditional stock options granted to each named executive officer during 1999, 1998 and 1997, except for grants to Mr. Smith in 1997 which were in the form of phantom stock options. At the discretion of the Compensation Committee of the Board of Directors, the 175,000 phantom stock options granted to Mr. Smith in 1997 may be converted to traditional stock options under the 1993 Plan.

(d) In 1996, the Compensation Committee of the Board of Directors approved a special incentive strategy comprised of long-term performance-vested restricted stock and stock options for the executive officers. Awards of restricted Common Stock and stock options under this strategy were earned when the market price of the Company's Common Stock reached an average price of $20 or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998 (the "Performance Target"). In connection with this strategy, Messrs. Smith, Van Kleef and Reed were awarded 200,000, 75,000 and 75,000 shares, respectively, of restricted Common Stock, and Messrs. Wormington and Reardon were granted 75,000 and 50,000 stock options, respectively, at an exercise price of $11.375 per share (the fair market value as defined in the 1993 Plan of a share of the Company's Common Stock on the date of grant). On May 12, 1998, the Performance Target was achieved which resulted in the lapse of restrictions on the restricted Common Stock and vesting of the stock options. Long-term incentive plan ("LTIP") payouts presented above represent the shares of Common Stock awarded under the incentive compensation strategy times $20.4375 per share, or the average market price of the Company's Common Stock on the day of reaching the Performance Target. Although Mr. Wormington and Mr. Reardon became fully vested in the stock options granted under this strategy upon reaching the Performance Target, none of the stock options have been exercised.

(e) All Other Compensation for 1999 includes amounts contributed by the Company and earnings on the respective executive officer's account in a supplemental retirement plan, the Funded Executive Security Plan (see "Retirement Benefits" on page 17) of $1,517,927, $707,527, $953,356 and
     $551,837 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $8,292 for Mr. Smith and $9,600 for each of the other four named executive officers. All Other Compensation for 1998 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $1,353,060, $460,500, $871,459, and $428,978 for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $6,400 for each of the named executive officers. All Other Compensation for 1997 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $1,135,617, $362,941, $907,963 and $467,970 for Mr. Smith, Mr. Van
     Kleef, Mr. Reed and Mr. Reardon, respectively; and amounts contributed to the Company's Thrift Plan of $6,400 for each of the named executive officers.
                             ---------------------

OPTION GRANTS IN 1999

     The following table sets forth information concerning individual grants of traditional stock options pursuant to the 1993 Plan to the named executive officers during the year ended December 31, 1999.

                             OPTION GRANTS IN 1999

                                                INDIVIDUAL GRANTS
                              -----------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                NUMBER OF     % OF TOTAL                                AT ASSUMED ANNUAL RATES
                               SECURITIES      OPTIONS                                      OF STOCK PRICE
                               UNDERLYING      GRANTED     EXERCISE OR                       APPRECIATION
                                 OPTIONS          TO       BASE PRICE                       FOR OPTION TERM
                                 GRANTED      EMPLOYEES     ($/SHARE)    EXPIRATION   ---------------------------
            NAME                 (#)(a)        IN 1999         (b)          DATE         5% ($)        10% ($)
            ----              -------------   ----------   -----------   ----------   ------------   ------------
Bruce A. Smith..............     300,000         32.3       $12.8438      11/12/09     $2,423,220     $6,140,912
William T. Van Kleef........     180,000         19.4        12.8438      11/12/09      1,453,933      3,684,547
James C. Reed, Jr. .........      85,000          9.1        12.8438      11/12/09        686,578      1,739,926
Stephen L. Wormington.......      48,000          5.2        12.8438      11/12/09        387,716        982,545
Thomas E. Reardon...........      60,000          6.5        12.8438      11/12/09        484,644      1,228,185

---------------

(a) The right to exercise these options vests in four equal annual installments beginning one year from the date of grant.

(b) The exercise price per share is the average of the high and low of the Company's Common Stock on the NYSE on the date of grant.

AGGREGATED OPTION/SAR EXERCISES IN 1999 AND OPTION/SAR VALUES AT DECEMBER 31,
1999

     The following table reflects the number of unexercised stock options remaining at year-end 1999 and the potential value thereof based on the year-end market price of the Company's Common Stock of $11 9/16 per share. No stock options were exercised by the named executive officers during 1999.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS/SARS AT               OPTIONS/SARS AT
                             SHARES                        DECEMBER 31, 1999 (#)         DECEMBER 31, 1999 ($)
                          ACQUIRED ON       VALUE       ---------------------------   ---------------------------
          NAME            EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ------------   ------------   -----------   -------------   -----------   -------------
Bruce A. Smith..........       --             --          543,975(a)     653,925(a)   $1,195,188       $71,250
William T. Van Kleef....       --             --          214,805        338,515         187,662        14,250
James C. Reed, Jr. .....       --             --          141,715        148,145         205,312        14,250
Stephen L. Wormington...       --             --          192,445        111,335         120,062        26,500
Thomas E. Reardon.......       --             --          121,800        100,000         168,538         7,125

---------------

(a) The number of unexercised options/SARs include 52,500 exercisable phantom stock options and 122,500 unexercisable phantom stock options which were granted to Mr. Smith in 1997.
                             ---------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of Tesoro Petroleum Corporation has prepared the following report regarding 1999 executive compensation. The Compensation Committee, which is composed entirely of non-employee directors, is responsible for the review, interpretation and administration of all components of the Company's senior executive compensation programs and the review and approval of the aggregate cost-related aspects of other executive compensation. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for the Company's Chairman, President and Chief Executive Officer and for other officers named in the Summary Compensation Table, as well as general compensation information of all executive officers of the Company.

   COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Compensation Committee that all compensation programs should (i) link pay and performance and (ii) attract, motivate, reward and retain the executive talent required to achieve corporate objectives. The Company also focuses strongly on compensation tied to stock price performance, since this form of compensation provides the clearest link between senior executive rewards and enhanced shareholder value. Several times a year, the Compensation Committee works with a nationally recognized compensation consulting firm which assists the Compensation Committee with the design, implementation and communication of various compensation plans.

     The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from its compensation consulting firm, and an analysis of compensation data contained in the proxy statements for the energy industry peer companies included in the Company's Total Shareholder Return Graph (the "Performance Graph").

     The Company's compensation programs for executives include base salaries, annual performance-based incentives, long-term incentives and certain executive benefits. Each of these compensation programs is further detailed below.

             DESCRIPTION OF THE 1999 EXECUTIVE COMPENSATION PROGRAM

  Base Salaries

     Base salaries for the Company's senior executive officers in 1999 were reviewed through comparisons with the market survey data described above. The Compensation Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Compensation Committee, using its discretion, considers market base salary rates at the fiftieth percentile of energy and general industry companies of comparable size to the Company (as measured by revenues), average annual salary increases for executives in companies of various sizes across the country, and overall corporate financial performance. The Compensation Committee also makes a subjective review of individual performance in making decisions on base salaries for senior executives. These criteria are assessed in a non-formula fashion and are not weighted. The current base salary level for each of the named executive officers is, overall, consistent with the Company's philosophy of targeting the fiftieth percentile of the published compensation survey data previously described.

  Annual Performance-Based Incentives

     Under the Company's 1999 annual incentive strategy, senior executive award targets were set to bring total annual compensation to the fiftieth percentile of the market survey data upon achievement of target performance. The strategy was based on corporate performance for corporate positions (and for business unit positions, a combination of corporate and business unit performance).

     Award allocations under the strategy for corporate positions were tied to specific, quantitative performance measures as well as a qualitative assessment of individual performance. The corporate financial objectives for 1999 were Earnings per Share (weighted 70 percent) and Return on Capital Employed (weighted 30 percent) relative to the Company's business plan. For business unit positions, the quantitative performance measures included the overall corporate financial objectives as well as specific operating profit measures for the respective unit, division, downstream business, or a combination of these groups. Certain other performance measures were also considered in determining awards for business unit positions. These additional measures included safety and environmental results, the achievement of synergies among the refining groups, growth in customer base, and individual performance.

     Annual incentive awards earned in 1999 for corporate officers were paid between target and maximum levels based on the Company's results and individual performance. Payouts for business unit officers also generally fell between target and maximum levels based on combined corporate and business unit results.

  Long-Term Incentives

     The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes that these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance since stock-related compensation is directly tied to shareholder value.

     In 1999, the Compensation Committee provided stock option grants to key executives and to selected other employees under its ongoing long-term incentive program. Stock options provide a strong tie between pay and performance, since recipients realize value from stock options only if the Company's share price rises above the grant price. All stock options in 1999 were granted at 100 percent of fair market value at the time of grant.

     In determining the size of stock option grants for executive officers in 1999, the Compensation Committee considered market data on typical stock option grants at the market twenty-fifth, fiftieth and seventy-fifth percentiles. The 1999 stock option grants made to executives generally fell at the fiftieth percentile based on the Chief Executive Officer's and Compensation Committee's assessment of the individual's ability to affect long-term results. The Compensation Committee also considered the Company's total compensation program award opportunities in determining the size of these grants.

     In addition to its ongoing stock option program, the Company has established a special long-term incentive plan, the 1998 Performance Incentive Compensation Plan (the "1998 Performance Plan"), which is intended to provide market ninetieth percentile total pay if the Company achieves outstanding share price growth. The 1998 Performance Plan is also intended to encourage continued employment with the Company. The 1998 Performance Plan provides awards in the form of phantom stock for the Company's top three executive officers (including the Chief Executive Officer) and cash bonus opportunities to other eligible employees if specified stock price targets are achieved. The 1998 Performance Plan's targeted objectives are for the fair market value of the Company's Common Stock to equal or exceed an average of $35 per share (the "First Performance Target") and $45 per share (the "Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998, and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved (the "Performance Period"). Upon achievement of the First Performance Target, 25 percent of the awards would be vested, with payout deferred until the end of the Performance Period. The remaining 75 percent would be vested only upon achievement of the Second Performance Target during the Performance Period.

  Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for three of the senior executive officers, a flexible perquisites program (with a dollar limit placed on perquisite expenses) and employment agreements.

Levels of Company benefits and perquisites for executives were in line with market fiftieth to seventy-fifth percentile levels.

        DISCUSSION OF 1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The discussion below applies to Mr. Smith's 1999 compensation.

  Base Salary

     Mr. Smith's annual base salary was increased from $700,000 to $770,000 in 1999. This base salary adjustment placed Mr. Smith's base salary at a level consistent with the fiftieth percentile of the Company's comparison group in the published compensation surveys previously described. The base salary adjustment was intended to keep Mr. Smith's base pay at a competitive level and reflected the Compensation Committee's assessment that Mr. Smith's performance continues to be very strong.

  Annual Incentive Award

     Based on the Company's performance on the measures described under the Annual Performance-Based Incentives section above (as well as strong individual performance in developing and implementing the Company's strategy, in taking steps to enhance shareholder value, and in pursuing targeted acquisitions), the Compensation Committee awarded Mr. Smith an annual incentive of $850,000 for 1999. This award was between the targeted and maximum levels provided under the program.

  Stock Options

     Mr. Smith received a grant of 300,000 stock options in 1999. These stock options were granted at 100 percent of the fair market value of the Company's Common Stock on the grant date. The size of the stock option grant was established at the fiftieth percentile of the published compensation survey data. Stock options are a performance-based element of compensation in that options produce income for the recipient only if the Company's stock price rises after the grant date.

             LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is "performance-based compensation" as defined by the Internal Revenue Code. The Company believes that its stock option grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in the best interest of the Company that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to the Company's success, such as encouraging employee retention and rewarding achievement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Raymond K. Mason, Sr., Chairman
William J. Johnson
Patrick J. Ward

Approved: April 17, 2000

PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total return of the Company's Common Stock to the cumulative total return of the S&P 500 Composite Index and to a composite peer group of companies. The composite peer group (the "Peer Group") includes the following: Holly Corporation; Murphy Oil Corporation; Ocean Energy, Inc.; Tosco Corporation; Ultramar Diamond Shamrock Corporation; and Valero Energy Corporation. The Peer Group also included the following companies (which have been merged or acquired) through their last publicly-traded dates: The Louisiana Land and Exploration Company; MAPCO Inc.; Oryx Energy Company; Quaker State Corporation; and Union Texas Petroleum Holdings, Inc.. Due to the sale of the Company's exploration and production operations in 1999, the Company is reevaluating its peer group selection for 2000 to focus on its primary business segment, refining and marketing. The line graph below is for the period of five fiscal years commencing December 31, 1994 and ending December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG THE COMPANY, THE S&P 500 INDEX AND A COMPOSITE PEER GROUP [PERFORMANCE GRAPH]

                                                 TESORO PETROLEUM CORP.           S&P 500 INDEX                PEER GROUP
                                                 ----------------------           -------------                ----------
12/31/94                                                 100.00                      100.00                      100.00
12/31/95                                                  93.24                      137.58                      110.58
12/31/96                                                 151.35                      169.17                      154.10
12/31/97                                                 167.57                      225.60                      182.21
12/31/98                                                 131.08                      290.08                      122.46
12/31/99                                                 124.99                      351.12                      135.41

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                   12/31/94     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99

Tesoro Petroleum Corporation        $100.00       $ 93.24      $151.35      $167.57      $131.08      $124.99

 S&P 500 Index                      $100.00       $137.58      $169.17      $225.60      $290.08      $351.12

 Peer Group                         $100.00       $110.58      $154.10      $182.21      $122.46      $135.41


---------------

* Assumes that the value of the investment in Common Stock and each index was $100 on December 31, 1994, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

NOTE: The stock price performance shown on the graph is not necessarily indicative of future price performance.

RETIREMENT BENEFITS

     The Company maintains a noncontributory qualified Retirement Plan which covers officers and other eligible employees. Benefits under the plan are payable on a straight life annuity basis and are based on the average monthly earnings and years of service of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonus received by the participating employee during the 36 consecutive months of the last 120 months of service which produces the highest average monthly rate of earnings.

     In addition, the Company maintains an unfunded executive security plan, the Amended Executive Security Plan ("Amended Plan"), for executive officers and other key personnel selected by the Chief Executive Officer. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant's Earnings. "Earnings" is defined under the Amended Plan to mean a participant's average monthly rate of total compensation, primarily salary and bonus earned, including performance bonuses and incentive compensation paid after December 1, 1993, in the form of stock awards of the Company's Common Stock (excluding stock awards under the special incentive compensation strategy and contingent awards under the 1998 Performance Plan), for the 36 consecutive calendar months within the last ten-year period which produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4 percent of Earnings for each of the first ten years of employment, plus 2 percent of Earnings for each of the next ten years of employment, plus 1 percent of Earnings for each of the next ten years of employment. The maximum percentage is 70 percent. The Amended Plan provides for the payment of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from the Company's Retirement Plan and Social Security benefits.

     The Company also maintains the Funded Executive Security Plan ("Funded Plan") which covers only selected persons approved by the Chief Executive Officer, who are also participants in the Amended Plan, and provides participants with substantially the same aftertax benefits as the Amended Plan. Advance payments are made to the extent a participant is expected to incur a pre-retirement tax liability as a result of his participation in the Funded Plan. The Funded Plan is funded separately for each participant on an actuarially determined basis through a bank trust whose primary asset is an insurance contract providing for a guaranteed rate of return for certain periods. Amounts payable to participants from the Funded Plan reduce amounts otherwise payable under the Amended Plan.

     The following table shows the estimated annual benefits payable upon retirement under the Company's Retirement Plan, Amended Plan and the Funded Plan for employees in specified compensation and years of benefit service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payment for life. As of January 1, 2000, the federal tax law generally limits maximum annual retirement benefits payable by the Retirement Plan to any employee to $135,000, adjusted annually to reflect increases in the cost of living. However, since the Amended Plan and the Funded Plan are not qualified under Section 401 of the Internal

Revenue Code of 1986, as amended (the "Code"), it is possible for certain retirees to receive annual benefits in excess of this tax limitation.

                 HIGHEST AVERAGE                       NUMBER OF YEARS OF BENEFIT SERVICE
                   ANNUAL RATE                     -------------------------------------------
                 OF COMPENSATION                      10         15         20          25
                 ---------------                   --------   --------   --------   ----------
$  100,000.......................................  $ 40,000   $ 50,000   $ 60,000   $   65,000
$  200,000.......................................  $ 80,000   $100,000   $120,000   $  130,000
$  300,000.......................................  $120,000   $150,000   $180,000   $  195,000
$  400,000.......................................  $160,000   $200,000   $240,000   $  260,000
$  500,000.......................................  $200,000   $250,000   $300,000   $  325,000
$  600,000.......................................  $240,000   $300,000   $360,000   $  390,000
$  700,000.......................................  $280,000   $350,000   $420,000   $  455,000
$  800,000.......................................  $320,000   $400,000   $480,000   $  520,000
$  900,000.......................................  $360,000   $450,000   $540,000   $  585,000
$1,000,000.......................................  $400,000   $500,000   $600,000   $  650,000
$1,100,000.......................................  $440,000   $550,000   $660,000   $  715,000
$1,200,000.......................................  $480,000   $600,000   $720,000   $  780,000
$1,300,000.......................................  $520,000   $650,000   $780,000   $  845,000
$1,400,000.......................................  $560,000   $700,000   $840,000   $  910,000
$1,500,000.......................................  $600,000   $750,000   $900,000   $  975,000
$1,600,000.......................................  $640,000   $800,000   $960,000   $1,040,000

     The years of benefit service as of December 31, 1999, for the named executive officers were as follows: Mr. Smith, 7 years; Mr. Van Kleef, 6 years; Mr. Reed, 25 years; Mr. Wormington, 4 years; and Mr. Reardon, 19 years.

     In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit payable over eight years of four times a participant's annual base pay as of December 1 preceding a participant's date of death, less the amount payable from the Funded Plan at the date of death. The amount payable from the Funded Plan at death is based on the actuarial value of the participant's vested accrued benefit, payable in 96 monthly installments or as a life annuity if a surviving spouse is the designated beneficiary.

EMPLOYMENT CONTRACTS, MANAGEMENT STABILITY AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under an amendment effective October 28, 1998 to an employment agreement dated November 1, 1997, Mr. Smith is employed until November 1, 2000, at an annual base salary of $770,000. Under separate employment agreements, Mr. Van Kleef and Mr. Reed are employed until October 28, 2000, at annual base salaries of $470,000 and $400,000, respectively. In addition to their base salaries, each of the employment agreements for the above executives provides that the Company shall establish an annual incentive compensation strategy for executive officers in which each executive shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate committee thereof. The target incentive bonus under the 1999 annual incentive compensation strategy was a percentage of the respective executive officer's annual base salary and was 75 percent for Mr. Smith, 65 percent for Mr. Van Kleef and 50 percent for Mr. Reed. Each of the employment agreements also provides that the executive will receive an annual amount ("flexible perquisite amount") to cover various business-related expenses such as dues for country, luncheon or social clubs; automobile expenses; and financial and tax planning expenses. The executive may elect at any time by written notice to the Company to receive in cash any of such flexible perquisite amount which has not been paid to or on behalf of the executive. The annual flexible perquisite amount is $30,000, $20,000 and $20,000 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively. Each employment agreement also provides that the Company will pay initiation fees for social clubs and reimburse the executive for related tax expenses to the extent the Board of Directors, or a duly authorized committee thereof, determines such fees are reasonable and in the best interest of the Company.

     Each of the employment agreements with Mr. Smith, Mr. Van Kleef and Mr. Reed provides that in the event the Company should terminate such executive officer's employment without cause, if he should resign his employment for "good reason" (as "good reason" is defined in the employment agreements), or if the Company shall not have offered to such executive officer prior to the termination date of his employment agreement the opportunity to enter into a new employment agreement, with terms, in all respects, no less favorable to the executive than the terms of his current employment agreement, such executive will be paid a lump-sum payment equal to (i) three times (in the case of Mr. Smith) and two times (in the case of Messrs. Van Kleef and Reed) the sum of (a) his base salary at the then current rate and (b) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Each executive shall also receive all unpaid bonuses for the year prior to the year in which the termination occurs and shall receive (i) for a period of two years continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the flexible perquisites amount, and (iii) two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. All unvested stock options held by the executive on the date of the termination shall become immediately vested and all restrictions on "restricted stock" then held by the executive shall terminate, except for awards under the 1998 Performance Plan.

     Each employment agreement further provides that, in the event such executive officer's employment is involuntarily terminated within two years of a change of control or if the executive officer's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in each of the employment agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to three times his base salary at the then current rate; (ii) a lump-sum payment equal to the sum of (a) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and (iii) a lump-sum payment equal to the amount of any accrued but unpaid bonuses. The Company (or its successor) shall also provide (i) for a period of three years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the flexible perquisites amount; and (iii) three years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change in control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     Each employment agreement further provides that if remuneration or benefits of any form paid to them by the Company or any trust funded by the Company during or after their employment with the Company are excess parachute payments as defined in Section 280G of the Code, and are subject to the 20 percent excise tax imposed by Section 4999 of the Code, the Company shall pay Mr. Smith, Mr. Van Kleef and Mr. Reed a bonus no later than seven days prior to the due date for the excise tax return in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by them as a result of the bonus, assuming that they will be subject to federal income taxes at the highest individual margin rate.

     The Company has separate Management Stability Agreements ("Stability Agreements") with Mr. Wormington and Mr. Reardon which are only operative in the event of a change of control of the Company. The Stability Agreements provide that, if Mr. Wormington's or Mr. Reardon's employment is involuntarily terminated within two years of a change of control or if Mr. Wormington or Mr. Reardon voluntarily terminates their employment within two years of a change of control "for good reason," as defined in the Stability Agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to two times his base salary at the then current rate and (ii) a lump-sum payment equal to the sum of (a) two times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Wormington and Mr. Reardon, respectively, for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Wormington and Mr. Reardon, as applicable, for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. The Company (or its successor) shall also provide continuing coverage and benefits comparable to all life, health and disability plans of the Company for a period of 24 months from the date of termination and Mr. Wormington and Mr. Reardon would each receive two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and
(B) at any time during a period of one year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or (iv) there shall be, in the case of Mr. Wormington, (A) a direct or indirect sale of all or substantially all of the assets of the Company's refining and marketing business, or (B) the sale of a subsidiary (or affiliate) of the Company that conducts all or substantially all of the Company's refining and marketing business, or (C) a merger, joint venture or other business combination involving the Company's refining and marketing business, and as a result of such sale of assets, sale of stock, merger, joint venture or other business combination, the Company shall cease to have the power to elect a majority of the Board of Directors (or the other equivalent governing or managing body) of the entity which acquires, or otherwise controls or conducts the Company's refining and marketing business.

     In order to participate in the 1998 Performance Plan, the parties to the employment agreements and management stability agreements described above are required to acknowledge that the rights and benefits under the 1998 Performance Plan shall not be deemed an "incentive bonus plan" or other bonus or compensation arrangement which shall be accelerated, multiplied or otherwise required to be provided or enhanced under the employment agreement or management stability agreement.

         2. INCREASE IN THE NUMBER OF SHARES WHICH CAN BE GRANTED UNDER
             THE TESORO PETROLEUM CORPORATION AMENDED AND RESTATED
                EXECUTIVE LONG-TERM INCENTIVE PLAN ("1993 PLAN")

     The Board of Directors is unanimously recommending that the Company's stockholders approve an amendment to the 1993 Plan which would increase the total number of shares of Common Stock available for grant under the 1993 Plan from 4,250,000 to 5,250,000. The increase in the total number of shares available is necessary because, as of April 5, 2000, only 255,545 shares of Common Stock were available for grant under the 1993 Plan. The Board of Directors believes that, based upon advice from its independent compensation consulting firm, this number is insufficient to provide for the future participation of employees who are eligible for grants under the 1993 Plan and is below the market median of shares reserved for stock-based pay. The Board of Directors has unanimously approved this amendment, subject to stockholder approval.

     If stock incentives covering the additional 1,000,000 shares of Common Stock are granted by the Company, participants upon exercise of such grants and outstanding grants under the 1993 Plan would hold approximately ten percent of the outstanding Common Stock and securities convertible into Common Stock (excluding their Common Stock ownership outside of the 1993 Plan). Persons eligible to participate in the 1993 Plan include all full-time active employees of the Company and its subsidiaries as determined by the Compensation Committee of the Board of Directors of the Company. It is presently anticipated that fourteen executive officers of the Company would be considered eligible to receive future stock incentives under the 1993 Plan.

     The affirmative vote of the holders of a majority of the outstanding shares present, or represented, and entitled to vote at the annual meeting is required to approve the amendment to increase the number of shares which can be granted under the 1993 Plan. Under Delaware law and the Restated Certificate of Incorporation and By-laws, Abstentions as to proposal two will have the same effect as votes against such proposal. Broker Non-Votes, however, will be deemed shares not entitled to vote on such matters, and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE TESORO PETROLEUM CORPORATION AMENDED AND RESTATED EXECUTIVE LONG-TERM INCENTIVE PLAN.

  Summary of the 1993 Plan

     The Executive Long-Term Incentive Plan was approved by the Company's stockholders at the annual meeting of stockholders held on February 9, 1994, and replaced the 1982 Plan, although grants under the 1982 Plan that have not been fully exercised remain outstanding pursuant to their terms. The material provisions of the Executive Long-Term Incentive Plan, as amended on May 5, 1995, June 6, 1996, and July 29, 1998 (as amended and restated, the "1993 Plan"), are summarized as follows, but are qualified in entirety by reference to the full text of the 1993 Plan. Persons eligible to participate in the 1993 Plan include all full-time, active employees of the Company, including directors who are also employees of the Company. The 1993 Plan is administered by the Compensation Committee of the Board of Directors consisting of directors who are not employees of the Company (the "Compensation Committee"). Subject to the provisions of the 1993 Plan, the Compensation Committee may, from time to time, select from all eligible employees, those to whom awards will be granted.

     The 1993 Plan is a flexible plan that gives the Compensation Committee broad discretion to fashion the terms of awards in order to provide eligible participants with stock-based incentives as the Compensation Committee deems appropriate. It permits the issuance of awards in a variety of forms, including
(i) restricted stock, (ii) incentive stock options, (iii) nonqualified stock options (incentive and nonqualified stock options are referred to collectively as "options"), (iv) SARs, and (v) performance share and performance unit awards.

     The 1993 Plan provides for the grant of up to 4,250,000 shares of the Common Stock of the Company which, subject to stockholder approval at this meeting, will be increased to 5,250,000 shares. The closing price per share of the Company's Common Stock as traded on the NYSE on April 5, 2000, was $10 15/16. If any award granted under the 1993 Plan is canceled, terminates, expires or lapses for any reason, subject to certain limited exceptions, any shares subject to such award will become available for additional awards under the 1993 Plan. However, in the event that prior to the award's cancellation, termination, expiration or lapse, the holder of the award at any time received one or more "benefits of ownership" pursuant to such award (as defined by the SEC, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the shares subject to such award will not be made available for regrant under the 1993 Plan. In the event of a stock dividend, stock split, recapitalization or similar event, the Compensation Committee will equitably adjust the aggregate number of shares subject to the 1993 Plan, the number of shares subject to each outstanding award and the exercise prices of outstanding options.

     The 1993 Plan may be amended, modified or terminated by the Board of Directors. However, without stockholder approval, no such amendment, modification or termination may: (a) with limited exceptions, materially increase the total number of shares which may be issued, (b) materially modify the eligibility requirements for participation or (c) materially increase the benefits accruing to participants. Unless earlier terminated by the Board of Directors or stockholders, the issuance of awards under the 1993 Plan will cease as of September 15, 2003.

     Stock options granted under the 1993 Plan provide for purchase of shares of Common Stock at prices determined by the Compensation Committee; provided that the option price shall not be less than the fair market value thereof on the date the option is granted unless such option is granted in connection with a deferral election under the 1993 Plan. The number of stock options that an individual participant may be granted from the 1993 Plan during any fiscal year of the Company is limited to 500,000 shares.

     Options granted under the 1993 Plan are exercisable at such times and subject to such restrictions and conditions as the Compensation Committee shall approve, but in no event may any option be exercisable prior to six months following its grant. Options may only be transferred under the laws of descent and distribution and shall be exercisable only by the participant during the participant's lifetime. The option exercise price is payable in cash or in shares of Common Stock having a fair market value equal to the exercise price or in a combination of cash and such shares. The Compensation Committee may also allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws. Upon the death, disability or retirement of a participant, all outstanding options shall immediately vest and shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability, and three years after termination of employment in the case of retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all options held by the participant which are not vested as of the effective date of termination shall be forfeited and options which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, the Compensation Committee, in its sole discretion, may immediately vest all or any portion of the options of a participant not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding options held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the options are vested.

     There are generally no federal tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the stock option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a nonqualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the stock option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a nonqualified stock option will generally result in a capital gain or loss for the optionee but will have no tax consequences for the Company.

     SARs granted under the 1993 Plan may take the form of affiliated SARs, freestanding SARs, tandem SARs, or any combination of these forms of SARs. Affiliated SARs may be granted in connection with related stock options and may be automatically exercised upon exercise of the related stock option, with the grant price being equal to the option price of the related stock option. Freestanding SARs may be granted independent of the grant of any stock option with a grant price at least equal to the fair market value of a share of Common Stock on the date of grant. Tandem SARs are granted in conjunction with a related stock option at a grant price equal to the option price of the related stock option. Either the stock option or the tandem SAR will be adjusted for exercise of the other since the exercise of a stock option or the tandem SAR requires the surrender of the right to exercise the equivalent portion of the stock option or the tandem SAR, as applicable. The term of any SAR granted under the 1993 Plan may not exceed ten years.

     Upon exercise of an SAR, the participant will receive the difference between the fair market value of one share of Common Stock on the date of exercise and the grant price, multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise of an SAR may be in cash, in shares of Common Stock having a fair market value equal to the value of the SAR being exercised, or partly in cash and partly in shares of Common Stock, as determined by the Compensation Committee in its discretion. The Compensation Committee may impose restrictions on the exercise of SARs, including the imposition of window periods for exercise of an SAR for persons required to file reports pursuant to the provisions of Section 16 of the Exchange Act. Upon the death, disability or retirement of a participant, all outstanding SARs which are exercisable on the termination date shall remain exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability and three years after termination of employment in the case of retirement. Upon the death, disability or retirement of a participant, all outstanding SARs which are not exercisable on the termination date shall be forfeited regardless of whether termination is due to death, disability or retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all SARs held by the participant which are not vested as of the effective date of termination shall be forfeited and SARs which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, that the Compensation Committee, in its sole discretion, may immediately vest all or any portion of the SARs of a participant not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding SARs held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the SARs are vested. SARs may only be transferred under the laws of descent and distribution and shall be exercisable during his or her lifetime only by the participant.

     The Compensation Committee may grant restricted shares of Common Stock to eligible employees, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Compensation Committee shall determine in its discretion. The total amount of restricted stock which can be awarded during the life of the 1993 Plan is limited to 750,000 shares of Common Stock. Certificates for the shares of Common Stock covered by the award shall have appropriate restrictive legends placed on them with respect to such restrictions. Subject to the applicable restrictions, the grantee shall have the rights of a stockholder with respect to such shares. The shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable restriction period established by the Compensation Committee or upon earlier satisfaction of any other conditions specified by the Compensation Committee in its sole discretion. In addition, no restricted stock granted under the 1993 Plan may become vested in a participant sooner than six months following the date of its grant. In the event employment of a participant is terminated by reason of death, disability or retirement, all unvested shares of restricted stock shall immediately be forfeited; provided, however, that the Compensation Committee, in its sole discretion, shall have the right to provide for accelerated vesting of some or all unvested shares of restricted stock. In the event employment of a participant shall terminate for any other reason, all shares of restricted stock held by the participant which are not vested as of the effective date of the termination of employment shall be immediately forfeited and returned to the Company; provided, however, that the Compensation Committee, in its sole discretion, shall have the right, except in the case of termination of employment for cause, to provide for the lapse of restrictions on the restricted stock following employment termination, upon such terms and provisions as it deems proper.

     The Compensation Committee may grant performance shares and performance units awards to eligible employees, in such amounts, and subject to such terms and conditions as the Compensation Committee shall in its discretion determine. The grantee of such awards shall receive payment of the value of performance shares and performance units earned in cash or shares of Common Stock, or in a combination of cash and shares of Common Stock, which have an aggregate fair market value equal to the value of the earned performance shares at the close of the applicable performance period, in such combination as the Compensation Committee shall, in its sole discretion, determine. In the event the employment of a participant is terminated by reason of death, disability, retirement or involuntary termination without cause during the performance period, the participant shall receive a prorated payout of the performance units and performance shares earned, which shall be determined by the Compensation Committee in its sole discretion, and shall be based upon the length of time the participant held the award during the performance period and shall be further adjusted based upon the achievement of the preestablished performance goals. Such payment in the event of termination shall be made at the same time as payments are made to participants who did not terminate employment during the applicable performance period; provided, however, that the Compensation Committee, in its sole discretion, shall have the power to accelerate the payment of the performance units and performance shares to participants whose employment has terminated. In the event that a participant's employment terminates for any reason other than the foregoing reasons, all performance units and performance shares shall be forfeited by the participant to the Company. Performance units and performance shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During the participant's lifetime, the participant's rights under the 1993 Plan shall be exercisable only by the participant or the participant's legal representative.

     In the event that (i) any "person," as the term is defined under the Exchange Act (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires beneficial ownership of more than 50 percent of the outstanding voting securities, (ii) a majority of the individuals who constitute the Board of Directors at any time shall cease to be made up of "qualified directors," and (iii) the stockholders of the Company approve a merger or consolidation with or involving any other corporation, other than in a transaction that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 50 percent of the outstanding voting securities of the Company immediately after such transaction, then any stock option or SAR outstanding shall become fully vested and fully exercisable, any restriction periods and restrictions imposed on restricted stock shall lapse, the target value obtainable under all performance units and performance shares shall be deemed to have been fully earned for the entire performance period and the Compensation Committee may, in its discretion, make any other modifications to any awards as determined by the Compensation Committee to be deemed appropriate before the effective date of such transaction.

     A "qualified director" is a director who meets any of the following criteria: (1) was a director immediately after the effective date of the Reclassification (as defined in the Company's Registration Statement of Form S-4, relating to the 1993 Annual Meeting of Stockholders), including the three new directors elected in connection therewith; (2) was a director immediately after the Company's 1994 Annual Meeting of Stockholders; or (3) any director nominated for election as a director or elected to the Board of Directors by the directors to fill a vacancy by a vote of directors, and at the time of such nomination or election at least a majority of the directors were qualified directors.

                           3. APPOINTMENT OF AUDITORS

     The Board of Directors considers it desirable that its appointment of the firm of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for fiscal year 2000 be ratified by the stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the 2000 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the annual meeting if they desire to do so. Under Delaware law, the Restated Certificate of Incorporation and By-laws, a majority of the votes cast are required to approve the ratification of the appointment of Deloitte & Touche LLP as auditors. Abstentions and Broker Non-Votes are not votes "cast" on the question and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 2000.

                          4. EXPENSES OF SOLICITATION

     The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. The Company has retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. The Company will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

                           5. STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 2001 must be received for inclusion in the Company's proxy statement and form of proxy by December 26, 2000.

                                6. OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                                     JAMES C. REED, JR.
                                                         Secretary

April 25, 2000

                          TESORO PETROLEUM CORPORATION

                                   APPENDIX A

                         TO THE PROXY STATEMENT FOR THE

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                                   APPENDIX A

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this Appendix and the information contained herein is taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

     The information contained in this Appendix contains statements with respect to the Company's expectations or beliefs as to future events. These type of statements are forward-looking and subject to uncertainties. See
"Forward-Looking Statements" on page A-19.

FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT MAY BE OBTAINED FREE OF CHARGE FROM INVESTOR RELATIONS, TESORO PETROLEUM CORPORATION, 300 CONCORD PLAZA DRIVE, SAN ANTONIO, TEXAS 78216-6999,
TELEPHONE: (800) 837-6768.

INDEX TO APPENDIX A

                                                                   PAGE
                                                                   ----
I.   Selected Financial Data.....................................   A-3

II.  Management's Discussion and Analysis of Financial Condition
       and Results of Operations:
       Overview..................................................   A-5
       Business Environment......................................   A-6
       Results of Operations.....................................   A-6
       Capital Resources and Liquidity...........................  A-14
       Forward-Looking Statements................................  A-19

III. Quantitative and Qualitative Disclosures About Market
       Risk......................................................  A-19

IV.  Financial Statements:
       Independent Auditors' Report..............................  A-21
       Statements of Consolidated Operations -- Years Ended
          December 31, 1999, 1998 and 1997.......................  A-22
       Consolidated Balance Sheets -- December 31, 1999 and
          1998...................................................  A-23
       Statements of Consolidated Stockholders' Equity -- Years
          Ended December 31, 1999, 1998 and 1997.................  A-24
       Statements of Consolidated Cash Flows -- Years Ended
          December 31, 1999, 1998 and 1997.......................  A-25
       Notes to Consolidated Financial Statements................  A-26

I. SELECTED FINANCIAL DATA

     The selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements, including the notes thereto, included in this Appendix. Financial results of acquired operations have been included in the amounts below since their respective acquisition dates (see Note E of Notes to Consolidated Financial Statements). Amounts prior to 1999 have been restated to reflect the exploration and production business as discontinued operations (see Note D of Notes to Consolidated Financial Statements).

                                                                YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------
                                                      1999       1998      1997      1996     1995
                                                    --------   --------   -------   ------   -------
                                                     (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
REVENUES
Gross operating revenues:
  Refining and Marketing
     Refined products.............................  $2,739.5   $1,198.2   $ 643.7   $620.8   $ 664.5
     Other, primarily merchandise and crude oil
       resales....................................      79.9       69.8      77.2    124.6     106.5
  Marine Services.................................     180.9      118.6     132.2    122.5      74.5
                                                    --------   --------   -------   ------   -------
     Total revenues...............................  $3,000.3   $1,386.6   $ 853.1   $867.9   $ 845.5
                                                    ========   ========   =======   ======   =======
SUMMARY OF OPERATIONS
Segment Operating Profit (Loss)(a):
  Refining and Marketing..........................  $  122.4   $   69.7   $  20.5   $  6.0   $   0.7
  Marine Services.................................       8.6        8.6       6.3      6.1      (4.4)
                                                    --------   --------   -------   ------   -------
     Total Segment Operating Profit (Loss)........     131.0       78.3      26.8     12.1      (3.7)
General and administrative........................     (34.1)     (19.7)    (13.6)   (12.7)    (16.4)
Interest and financing costs......................     (37.6)     (25.2)     (8.1)   (13.8)    (16.3)
Other expense, net(a).............................      (8.1)     (21.3)     (1.7)    (5.9)     (4.3)
                                                    --------   --------   -------   ------   -------
  Earnings (loss) from continuing operations
     before income taxes and extraordinary
     items........................................      51.2       12.1       3.4    (20.3)    (40.7)
Income tax provision (benefit)....................      19.0        4.5       1.0     (5.9)     (0.9)
                                                    --------   --------   -------   ------   -------
  Earnings (loss) from continuing operations, net
     of income taxes..............................      32.2        7.6       2.4    (14.4)    (39.8)
Earnings (loss) from discontinued operations, net
  of income taxes(b)..............................      42.8      (22.6)     28.3     91.2      97.3
Extraordinary items, net of income taxes(c).......        --       (4.4)       --     (2.3)     (2.9)
                                                    --------   --------   -------   ------   -------
  Net earnings (loss).............................      75.0      (19.4)     30.7     74.5      54.6
Preferred dividend requirements...................      12.0        6.0        --       --        --
                                                    --------   --------   -------   ------   -------
  Net earnings (loss) applicable to common
     stock........................................  $   63.0   $  (25.4)  $  30.7   $ 74.5   $  54.6
                                                    ========   ========   =======   ======   =======
EARNINGS (LOSS) PER SHARE
  Continuing Operations
     Basic........................................  $   0.62   $   0.05   $  0.09   $(0.55)  $ (1.62)
     Diluted......................................  $   0.62   $   0.05   $  0.09   $(0.55)  $ (1.62)
  Net Earnings
     Basic........................................  $   1.94   $  (0.86)  $  1.16   $ 2.87   $  2.22
     Diluted......................................  $   1.92   $  (0.86)  $  1.14   $ 2.81   $  2.18
Weighted Average Common Shares -- Basic
  (millions)......................................      32.4       29.4      26.4     26.0      24.6
Weighted Average Common Shares and Potentially
  Dilutive Common Shares -- Diluted (millions)....      32.8       29.9      26.9     26.5      25.1
EBITDA(D)
  Continuing......................................  $  131.7   $   65.9   $  26.6   $  8.1   $ (11.4)
  Discontinued....................................     110.3       87.0      77.2    166.7     139.2
                                                    --------   --------   -------   ------   -------
     Total EBITDA.................................  $  242.0   $  152.9   $ 103.8   $174.8   $ 127.8
                                                    ========   ========   =======   ======   =======

                                                                YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------
                                                      1999       1998      1997      1996     1995
                                                    --------   --------   -------   ------   -------
                                                     (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
CASH FLOWS FROM (USED IN)
  Operating.......................................  $  112.7   $  121.8   $  91.0   $177.7   $  35.0
  Investing.......................................     166.3     (718.6)   (151.5)   (94.2)      2.4
  Financing.......................................    (149.2)     606.6      41.5    (75.9)    (37.8)
                                                    --------   --------   -------   ------   -------
     Increase (Decrease) in Cash and Cash
       Equivalents................................  $  129.8   $    9.8   $ (19.0)  $  7.6   $  (0.4)
                                                    ========   ========   =======   ======   =======
CAPITAL EXPENDITURES(e)
  Refining and Marketing..........................  $   71.2   $   38.0   $  43.9   $ 11.1   $   9.3
  Marine Services.................................       2.7        4.2       9.4      6.9       0.4
  Other...........................................      10.8        7.8       1.3      0.4       0.8
                                                    --------   --------   -------   ------   -------
     Total from Continuing Operations.............      84.7       50.0      54.6     18.4      10.5
  Discontinued Operations.........................      56.5      135.1      92.9     66.6      53.4
                                                    --------   --------   -------   ------   -------
     Total Capital Expenditures...................  $  141.2   $  185.1   $ 147.5   $ 85.0   $  63.9
                                                    ========   ========   =======   ======   =======
BALANCE SHEET
  Current Assets..................................  $  611.6   $  370.2   $ 153.2   $196.1   $ 161.7
  Property, Plant and Equipment, Net..............  $  731.6   $  691.4   $ 236.0   $197.0   $ 182.1
  Net Assets of Discontinued Operations...........  $     --   $  212.7   $ 191.6   $138.5   $ 143.4
  Total Assets....................................  $1,486.5   $1,406.4   $ 610.4   $558.8   $ 508.1
  Current Liabilities.............................  $  321.6   $  187.8   $  91.7   $114.7   $  94.5
  Total Long-Term Debt and Other Obligations(f)...  $  417.6   $  543.9   $ 132.3   $ 89.3   $ 164.5
  Stockholders' Equity(f)(g)......................  $  623.1   $  559.2   $ 333.0   $304.1   $ 216.5
  Current Ratio...................................     1.9:1      2.0:1     1.7:1    1.7:1     1.7:1
  Working Capital.................................  $  290.0   $  182.4   $  61.5   $ 81.4   $  67.2
  Total Debt to Capitalization (f)................        40%        49%       28%      23%       43%
  Common Stock Outstanding (million shares)
     (f)(g).......................................      32.4       32.3      26.3     26.4      24.8
  Book Value Per Common Share.....................  $  14.14   $  12.19   $ 12.66   $11.51   $  8.74

---------------

(a) Segment operating profit (loss) equals gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation and other items. Income taxes, interest expense and corporate general and administrative and other expenses are not included in determining segment operating profit. In 1998, a charge of $19 million for special incentive compensation, of which $7 million related to operating segments, was classified as corporate other expense and not charged to segment operating profit. See Notes C and L of Notes to Consolidated Financial Statements.

(b) In December 1999, the Company sold its U.S. and Bolivian exploration and production operations and recorded an aftertax gain of $39.1 million ($1.19 per diluted share) from the sale of these operations (see Note D of Notes to Consolidated Financial Statements). In 1998, these operations incurred pretax write-downs of oil and gas properties of $68.3 million ($43.2 million aftertax or $1.47 per diluted share) and recognized pretax income from receipt of contingency funds of $21.3 million ($13.4 million aftertax or $0.45 per diluted share). The discontinued operations included $60 million pretax income ($42 million aftertax or $1.58 per diluted share) from termination of a natural gas contract in 1996 and a $33.5 million pretax gain ($33.5 million aftertax or $1.33 per diluted share) from the sale of certain interests in the Bob West Field in 1995.

(c) Extraordinary losses on debt extinguishments, net of income tax benefits, were $4.4 million ($0.15 per basic and diluted share), $2.3 million ($0.09 per basic and diluted share) and $2.9 million ($0.12 per basic share, $0.11 per diluted share) in 1998, 1996 and 1995, respectively. See Note F of Notes to Consolidated Financial Statements.

(d) EBITDA represents earnings before extraordinary items, interest and financing costs, income taxes and depreciation, depletion and amortization (including oil and gas property write-downs in 1998). While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis.

(e) Excluding amounts to fund acquisitions in the Refining and Marketing segment in 1998 and the Marine Services segment in 1996.

(f) In conjunction with the acquisitions in 1998, the Company refinanced its existing indebtedness and issued senior subordinated notes and additional equity securities, including $165 million of 7.25% Mandatorily Convertible Preferred Stock which is included in stockholders' equity. See Note F of Notes to Consolidated Financial Statements.

(g)  The Company has not paid dividends on its Common Stock since 1986.

II. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Those statements in the Management's Discussion and Analysis that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See "Forward-Looking Statements" on page A-19 for discussion of the factors which could cause actual results to differ materially from those projected in such statements.

OVERVIEW

     The Company's strategy is to (i) maximize earnings, cash flows and return on capital employed and increase its competitiveness by reducing costs, increasing efficiencies and optimizing existing assets and (ii) expand its overall market presence through a combination of internal growth initiatives and selective acquisitions which are both accretive to earnings and provide significant operational synergies. The Company is further improving profitability in the Refining and Marketing segment by enhancing processing capabilities, strengthening marketing channels and improving supply and transportation functions. The Marine Services segment pursues opportunities for expansion, as well as optimizing existing operations through development of customer services and cost management. As part of this strategy, the Company continues to assess its existing asset base in order to maximize returns and financial flexibility through diversification, acquisitions and divestitures. Through redeployment of capital, the Company believes it will create new shareholder value.

     A major step of this strategy was completed in December 1999 when the Company sold its exploration and production operations. Although both the Refining and Marketing and Exploration and Production segments had growth opportunities, given the Company's strategic objectives and its desire to improve financial flexibility, management believed that it would not be able to prudently fund all these opportunities. The sale of the exploration and production operations generated over $300 million in cash proceeds at closing, which have been used to repay debt and for other corporate purposes, and allows the Company to focus on its downstream businesses.

     In 1999, the Company completed its first full year of operating the refining and marketing assets in Hawaii (acquired in May 1998) and in Washington (acquired in August 1998). These acquisitions significantly increased Tesoro's annual revenues and the scope of its Refining and Marketing operations. The acquisitions positioned Tesoro to participate actively in the atypical market conditions experienced on the U.S. West Coast which contributed significantly to profitability in the 1999 second quarter and first half of the 1999 third quarter. Management believes that, in the first nine months of 1999, the Company generated synergies among its three refineries of approximately $25 million, primarily through improvements in marketing, logistics and manufacturing processes which will continue to benefit Tesoro in the future. As part of the Company's acquisition strategy, the Company will continue to pursue other opportunities that are operationally and geographically complementary with its asset base.

     Management has also developed programs to improve profitability from its existing asset base. These improvements are focused on manufacturing, marketing and cost reduction. In manufacturing, management believes that improvements, such as the installation of a distillate treater in 1999 and the commencement of a heavy oil conversion project in 2000 at the Washington refinery, will shift the margin structure of this refinery to a higher, more competitive level. In addition, marketing improvements, such as forming alliances with high-volume retail operations like Wal-Mart, will move the Company's products into higher-value market channels. The Company has initiated an evaluation of its cost structure, with specific emphasis on the Alaska operations. Concurrent with the broad-based cost review, a full range of options relative to marketing products in Alaska, such as supplying the Alaska market from other sources, will be evaluated as well as a restructuring that could include the sale, or closure of part, or all, of the Alaskan assets. Management expects to complete this review by April 30, 2000.

BUSINESS ENVIRONMENT

     The Company operates in an environment where its results and cash flows are sensitive to volatile changes in energy prices. Fluctuations in the cost of crude oil used for refinery feedstocks and the price of refined products can result in changes in margins from the Refining and Marketing operations, as prices received for refined products may or may not keep pace with changes in crude oil costs. The Company also purchases refined products manufactured by others that are later resold; changes in price levels of refined products can result in changes in margins on such activities. Energy prices, together with volume levels, also determine the carrying value of crude oil and refined product inventory. The Company uses the last-in, first-out ("LIFO") method of accounting for inventories of crude oil and refined products in its Refining and Marketing segment. This method results in inventory carrying amounts that are less likely to represent current values and in costs of sales which more closely represent current costs.

     Changes in crude oil and natural gas prices also influence the level of drilling activity in the Gulf of Mexico. The Company's Marine Services segment, whose customers include offshore drilling contractors and related industries, can be impacted by significant fluctuations in natural gas, condensate and oil prices. The Company's Marine Services segment uses the first-in, first-out ("FIFO") method of accounting for inventories of fuels. Changes in fuel prices can significantly impact inventory valuations and costs of sales in this segment.

RESULTS OF OPERATIONS

SUMMARY

     Tesoro's earnings from continuing operations for 1999 were $32.2 million ($0.62 per basic and diluted share), compared with $7.6 million ($0.05 per basic and diluted share) in 1998 and $2.4 million ($0.09 per basic and diluted share) in 1997. On a per share basis, net earnings for 1999 and 1998 were impacted by the issuance of preferred stock and additional shares of common stock in mid-1998. The improvement in 1999 earnings was mainly due to higher operating profit from the Company's Refining and Marketing segment. Increased throughput and sales volumes from operations acquired in mid-1998, refinery efficiency and reliability, and profits from purchasing and selling products manufactured by others contributed to the Refining and Marketing results. Partially offsetting these improvements were increased general and administrative expenses and interest and financing costs during 1999. See table below for significant items affecting comparability which occurred in 1998.

     Tesoro's net earnings for 1999 were $75.0 million ($1.94 per basic share and $1.92 per diluted share), compared to a net loss of $19.4 million ($0.86 per basic and diluted share) in 1998 and net earnings of $30.7 million ($1.16 per basic share and $1.14 per diluted share) in 1997. In 1998, the Company incurred an aftertax extraordinary loss of $4.4 million for early extinguishment of debt. During 1999, discontinued operations contributed $42.8 million to net earnings, including an aftertax gain of $39.1 million from the sale of these operations. In 1998, discontinued operations incurred a net loss of $22.6 million, which included $43.2 million in aftertax write-downs of oil and gas properties and $13.4 million in aftertax income from receipt of contingency funds related to these operations.

SIGNIFICANT ITEMS AFFECTING COMPARABILITY

     Significant items affecting the comparability between results for the years ended December 31, 1999, 1998 and 1997 are highlighted in the table below (in millions except per share amounts):

                                                              1999     1998    1997
                                                              -----   ------   -----
Net Earnings (Loss) as Reported.............................  $75.0   $(19.4)  $30.7
Deduct Significant Items, Aftertax:
  Operating results from discontinued operations............    3.7    (22.6)   28.3
  Gain from sales of discontinued operations................   39.1       --      --
  Extraordinary loss on debt extinguishment.................     --     (4.4)     --
  Charge for special incentive compensation.................     --    (12.0)     --
                                                              -----   ------   -----
Earnings from Continuing Operations Excluding Significant
  Items.....................................................   32.2     19.6     2.4
Preferred Dividend Requirements.............................   12.0      6.0      --
                                                              -----   ------   -----
Earnings from Continuing Operations Applicable to Common
  Stock Excluding Significant Items.........................  $20.2   $ 13.6   $ 2.4
                                                              =====   ======   =====
Earnings (Loss) Per Share -- Basic:
  As Reported...............................................  $1.94   $(0.86)  $1.16
  Deduct Significant Items, Aftertax:
     Operating results from discontinued operations.........   0.11    (0.76)   1.07
     Gain from sales of discontinued operations.............   1.21       --      --
     Extraordinary loss.....................................     --    (0.15)     --
     Effect of other significant items......................     --    (0.41)     --
                                                              -----   ------   -----
  From Continuing Operations Excluding Significant Items....  $0.62   $ 0.46   $0.09
                                                              =====   ======   =====
Earnings (Loss) Per Share -- Diluted:
  As Reported...............................................  $1.92   $(0.86)  $1.14
  Deduct Significant Items, Aftertax:
     Operating results from discontinued operations.........   0.11    (0.76)   1.05
     Gain from sales of discontinued operations.............   1.19       --      --
     Extraordinary loss.....................................     --    (0.15)     --
     Effect of other significant items......................     --    (0.40)     --
                                                              -----   ------   -----
  From Continuing Operations Excluding Significant Items....  $0.62   $ 0.45   $0.09
                                                              =====   ======   =====

     A discussion and analysis of the factors contributing to results of operations are presented below. The accompanying consolidated financial statements and related notes, together with the following information, are intended to provide shareholders and other investors with a reasonable basis for assessing the Company's operations, but should not serve as the sole criterion for predicting the future performance of the Company. The Company conducts its operations in two business segments: (1) Refining and Marketing and (2) Marine Services.

REFINING AND MARKETING

                                                                1999        1998       1997
                                                              ---------   ---------   -------
                                                              (DOLLARS IN MILLIONS EXCEPT PER
                                                                      BARREL AMOUNTS)
GROSS OPERATING REVENUES
  Refined products..........................................  $2,739.5    $1,198.2    $643.7
  Other, primarily merchandise and crude oil resales........      79.9        69.8      77.2
                                                              --------    --------    ------
       Gross Operating Revenues.............................  $2,819.4    $1,268.0    $720.9
                                                              ========    ========    ======
SEGMENT OPERATING PROFIT
  Gross margin:
     Refinery (a)...........................................  $  494.1    $  307.3    $116.9
     Non-refinery (b).......................................      62.4        22.6      13.0
                                                              --------    --------    ------
       Total gross margin...................................     556.5       329.9     129.9
  Operating expenses and other..............................     396.3       235.1      96.7
  Depreciation and amortization.............................      37.8        25.1      12.7
                                                              --------    --------    ------
       Segment Operating Profit.............................  $  122.4    $   69.7    $ 20.5
                                                              ========    ========    ======
CAPITAL EXPENDITURES........................................  $   71.2    $   38.0    $ 43.9
                                                              ========    ========    ======
REFINERY THROUGHPUT (thousands of barrels per day)(c)
  Alaska....................................................      48.7        57.6      50.2
  Hawaii....................................................      86.9        48.3        --
  Washington................................................      98.1        42.6        --
                                                              --------    --------    ------
       Total Refinery Throughput............................     233.7       148.5      50.2
                                                              ========    ========    ======
REFINED PRODUCTS MANUFACTURED (thousands of barrels per
  day)(c)
  Gasoline and gasoline blendstocks.........................      92.9        50.9      12.8
  Jet fuel..................................................      58.3        40.6      15.4
  Diesel fuel...............................................      32.7        18.8       6.2
  Heavy oils and residual products..........................      42.9        33.5      14.8
  Other, including liquefied petroleum gas..................      17.0         9.7       2.3
                                                              --------    --------    ------
       Total Refined Products Manufactured..................     243.8       153.5      51.5
                                                              ========    ========    ======
REFINERY SYSTEM PRODUCT SPREAD ($/barrel)(d)(e).............  $   5.79    $   5.67    $ 6.38
                                                              ========    ========    ======
SEGMENT PRODUCT SALES (thousands of barrels per day)(c)(f)
  Gasoline and gasoline blendstocks.........................     123.7        58.4      17.4
  Jet fuel..................................................      75.5        45.9      19.7
  Diesel fuel...............................................      47.1        24.2      10.9
  Heavy oils, residual products and other...................      47.2        39.3      17.9
                                                              --------    --------    ------
       Total Product Sales..................................     293.5       167.8      65.9
                                                              ========    ========    ======
SEGMENT PRODUCT SALES PRICES ($/barrel)
  Gasoline..................................................  $  29.62    $  24.22    $33.71
  Middle distillates........................................  $  25.18    $  19.79    $28.36
  Heavy oils and residual products..........................  $  16.09    $  12.12    $17.30

SEGMENT GROSS MARGINS ON PRODUCT SALES ($/barrel)(g)
  Average sales price.......................................  $  25.57    $  19.56    $26.76
  Average costs of sales....................................     20.59       14.49     21.92
                                                              --------    --------    ------
       Gross Margin.........................................  $   4.98    $   5.07    $ 4.84
                                                              ========    ========    ======

---------------
(a) Represents throughput at the Company's refineries times refinery system product spread.

(b) Non-refinery margin includes merchandise margins, margins on products purchased and resold, and adjustments due to selling a volume and mix of product that is different than actual volumes manufactured.

(c) Volumes for 1999 and 1998 include amounts from the Hawaii operations (acquired in May 1998) and the Washington refinery (acquired in August 1998) averaged over the periods presented. Certain amounts have been reclassified to conform with the current presentation.

(d) Refinery system product spread represents an average for the Company's three refineries. For 1999, the Company's refinery spread per barrel by refinery was approximately $4.74 for Alaska, $4.80 for Hawaii and $6.41 for Washington.

(e) Beginning in the fourth quarter of 1999, the Company identified industry-posted price information to calculate an indicator margin. This indicator margin is an analytical tool which may provide an indication of the direction and magnitude of changes in market conditions that may be representative of market changes which impact Tesoro's refinery system. It is a component, but not a predictor, of Tesoro's actual refinery spread. Other factors including, but not limited to, throughput volumes and mix, yield percentages and inventory changes, determine actual refinery spread. For 1999, the indicator margin was approximately equal to Tesoro's actual refinery system product spread of $5.79 per barrel. The indicator margin utilizes industry-posted prices, such as Pacific Northwest gasoline and diesel fuel prices; Los Angeles jet fuel prices; Seattle industrial fuel oil prices; Alaska North Slope crude oil prices; and West Texas intermediate crude oil prices. The indicator margin is posted weekly on the Company's website at www.tesoropetroleum.com/investor/indicator_margin.html.

(f) Sources of total product sales included products manufactured at the Company's refineries, products drawn from inventory balances and products purchased from third parties.

(g) Gross margins on product sales included margins on sales of manufactured and purchased products and the effects of inventory changes.

     1999 Compared with 1998. Segment operating profit for the Company's Refining and Marketing operations was $122.4 million in 1999, an increase of $52.7 million from segment operating profit of $69.7 million in 1998. Contributing to the increase was a full year of results from the Washington refinery and related marketing operations in 1999, compared to five months in 1998. Similarly, the Hawaii refinery and operations contributed to operating profit for the full year in 1999; however, the 1999 results were lower than in the seven months included in 1998.

     Segment operating profit increased significantly during the 1999 second quarter and first half of the 1999 third quarter due primarily to stronger than normal market conditions on the West Coast. Refining margins during this period were strong in the western U.S. due to seasonal demand, product supply disruptions caused by operating problems at other refineries, and a rupture of the major refined products pipeline which serves the Pacific Northwest region. However, in the fourth quarter of 1999, margins were adversely impacted as industry refining capacity on the West Coast came back on-line, refined product imports into the West Coast continued, and crude costs escalated rapidly. The Company's refinery-system product spread, which averaged approximately $8.07 per barrel in the month of July 1999 and $7.16 per barrel in the month of August 1999, dropped precipitously during the 1999 fourth quarter to approximately $4.30 per barrel in the month of December 1999. In addition, during the 1999 fourth quarter, lower refinery throughputs, caused primarily by the scheduled turnaround of the Washington refinery's crude distillation and catalytic reformer units for 25 days in October, reduced overall system throughput to an average of 208,100 barrels per day. Management estimates that, had the Company been able to operate the Washington refinery during the turnaround, an additional $8 million in segment operating profit would have been realized during the 1999 fourth quarter.

     Revenues from sales of refined products in the Refining and Marketing segment increased in 1999, primarily due to the higher sales volumes from the acquisitions, higher product prices and increased sales volumes of purchased product. The increase in other revenues during 1999 included higher retail merchandise sales, primarily from the Hawaii acquisition, and $4.5 million in revenues from the sub-charter of vessels to third parties, partially offset by lower crude oil resales. The increase in costs of sales reflected higher volumes associated with the acquisitions, increased prices for feedstock and products, and higher purchased product volumes. During 1999, the Company reduced inventory levels by approximately 2.5 million barrels from the prior year-end level, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in previous years. This LIFO liquidation resulted in a decrease in costs of sales of $8.4 million pretax in 1999.

     During 1999, the Refining and Marketing segment benefited from the Company's focus on manufacturing efficiency and reliability, as well as distribution costs and marketing flexibility. The Company maintained a flexible supply of crude oils and other feedstocks and operated the refineries at economic rates, which all contributed to the improvement in operating profit. Throughput for the Company's refinery-system averaged 233,700 barrels per day during 1999, which included 39% foreign crude oil, 28% Alaska North Slope crude oil, 18% Canadian crude oil, 13% Alaska Cook Inlet crude oil and 2% intermediate feedstocks. Overall refinery gross margin increased to $494.1 million in 1999 due to the higher throughput volumes and an increase in average refinery system product spread per barrel to $5.79 in 1999 compared to $5.67 per barrel in 1998. During 1999, products from the Company's refineries accounted for approximately 83% of its sales volume, compared with 91% in 1998.

     Margins from non-refinery activities increased to $62.4 million in 1999 due primarily to higher sales of purchased refined products and increased merchandise sales. Included in non-refinery margin was approximately $32.5 million from sales of purchased refined product compared to $3.8 million in the prior year. Operating expenses and depreciation and amortization increased in 1999 primarily due to the acquisitions.

     Outlook and Other Factors. During the 1999 fourth quarter, the Company completed the installation of a distillate treater at the Washington refinery which will enable the refinery to increase its production of low-sulfur diesel fuel and jet fuel beginning in the first quarter of 2000. The distillate treater installation, together with licensing fees and supporting infrastructure, cost approximately $13 million. Management believes that the distillate treater installation will add between $6 million to $8 million to annual operating profit. Other significant investment projects and capital spending plans to improve the Company's profitability are discussed in "Liquidity and Capital Resources -- Capital Spending."

     In 1999, the Company entered into a charter for a double-hull tanker to be used for transporting crude oil and refined products. Under the terms of the new charter, Tesoro will receive one of the new Lightship Class tankers. The new charter, which has a three-year primary term beginning in May 2000 and two one-year options, will require future minimum annual lease payments of approximately $10 million. The new charter will save the Company approximately $6 million annually when it replaces the Chesapeake Trader, which goes off charter to Tesoro in May 2000. Tesoro has another ship under charter, the Potomac Trader, which goes off charter to Tesoro in September 2000. Management is continuing to evaluate the Company's requirements for chartered vessels and believes that, based on current market conditions, shipping costs will be further reduced in 2000 and 2001.

     For the year 2000, management estimates, based on current operations, that the Company's refinery-system throughput will average approximately 260,000 barrels per day and refined products manufactured will average 270,000 barrels per day, subject to seasonality experienced during the interim periods. One maintenance turnaround is scheduled in 2000 for the hydrocracker and catalytic reformer units at the Hawaii refinery. Feedstock for the refineries is expected to consist of approximately 42% crude oil from foreign sources, 25% crude oil from Alaska's North Slope, 15% crude oil from Canada, 12% crude oil from Alaska's Cook Inlet and 6% intermediate feedstocks. The Company's refinery-system yield, based on current operations, is expected to consist of approximately 36% gasoline, 26% jet fuel, 15% diesel fuel and 23% heavy oils and other products during 2000.

     The Company improved the fundamental earnings potential of its Refining and Marketing segment with the acquisitions in 1998 and the realization of synergies in 1999. The Company is further improving profitability by enhancing processing capabilities, strengthening marketing channels and improving supply and transportation functions. In addition, the Company has initiated an evaluation of its cost structure, with specific emphasis on the Alaska operations. Future profitability of this segment, however, will continue to be influenced, either positively or negatively, by market conditions and other additional factors that are beyond the control of the Company.

     1998 Compared with 1997. Segment operating profit from the Refining and Marketing operations totaled $69.7 million in 1998, an increase of $49.2 million from segment operating profit of $20.5 million in 1997. The increase in segment operating profit was primarily due to higher throughput and sales volumes from the acquired refineries and improved refined product yields in Alaska. Financial results from the acquired operations have been included since the dates of acquisition. The Hawaii acquisition was completed on May 29, 1998, and the Washington acquisition was completed on August 10, 1998. These acquisitions contributed positively to the segment's operating profit in 1998; however, on a consolidated basis, these results were largely offset by increased corporate interest and financing costs.

     During 1998, the Company's refined product yields in Alaska benefited from an expansion of the hydrocracker unit completed in October 1997. The expansion, which increased the unit's capacity by approximately 25%, enables production of more jet fuel. Segment results were favorably impacted by this expansion beginning in the fourth quarter of 1997. During 1998, average throughput at the Alaska refinery increased by 7,400 barrels per day, a 15% increase over 1997 which included a 30-day maintenance turnaround. Production of jet fuel at this refinery increased by approximately 30% over 1997 due to the hydrocracker expansion and higher throughput levels.

     The Alaska hydrocracker expansion and the acquisitions contributed to an increase in the proportion of higher value gasoline and middle distillates manufactured by the Company in 1998. Conversely, the proportion of lower value heavy oils and residual products manufactured by the Company decreased in 1998. The higher-value mix of product partly offset market pressures which decreased year-to-year refinery product spreads to $5.67 per barrel in 1998 from $6.38 per barrel in 1997. Increased gross margin of $5.07 per barrel in 1998, which compare to $4.84 per barrel in 1997, reflected the higher-value mix of manufactured product and a reduction in products purchased and resold. In 1998, products from the Company's refineries accounted for approximately 91% of its sales volume, compared with 78% in 1997.

     Revenues from sales of refined products in the Refining and Marketing segment increased during 1998 primarily due to the higher sales volumes from the acquisitions, partially offset by lower sales prices. Export sales of refined products increased to $35.5 million in 1998, compared with $16.1 million in 1997, primarily due to sales from Hawaii to Asia partly offset by a decrease in exports from the Alaska refinery to the Far East. Other revenues included crude oil resales of $29.9 million in 1998 compared to $44.4 million in 1997. Merchandise sales, also included in other revenues, increased in 1998 due to the Hawaii acquisition which included 30 Company-operated retail stations. The increase in costs of sales reflected higher volumes associated with the acquisitions, partly offset by lower feedstock prices. Margins from non-refinery activities increased to $22.6 million in 1998, compared with $13.0 million in 1997, primarily due to the higher merchandise sales. Operating expenses and depreciation and amortization were higher in 1998 primarily due to the acquisitions.

MARINE SERVICES

                                                               1999     1998     1997
                                                               ----     ----     ----
                                                                   (IN MILLIONS)
Gross Operating Revenues
  Fuels.....................................................  $155.7   $ 91.1   $104.5
  Lubricants and other......................................    13.5     15.9     16.4
  Services..................................................    11.7     11.6     11.3
                                                              ------   ------   ------
     Gross Operating Revenues...............................   180.9    118.6    132.2
Costs of Sales..............................................   135.4     79.0     96.7
                                                              ------   ------   ------
  Gross Profit..............................................    45.5     39.6     35.5
Operating Expenses and Other................................    34.2     28.6     27.5
Depreciation and Amortization...............................     2.7      2.4      1.7
                                                              ------   ------   ------
  Segment Operating Profit..................................  $  8.6   $  8.6   $  6.3
                                                              ======   ======   ======
Sales Volumes (millions of gallons):
  Fuels, primarily diesel...................................   291.0    180.8    156.4
  Lubricants................................................     2.0      2.3      2.7
Capital Expenditures........................................  $  2.7   $  4.2   $  9.4

     1999 Compared with 1998. Total segment operating profit for Marine Services was $8.6 million for 1999, unchanged from 1998. Of this operating profit, $0.6 million was earned in the first half of 1999 and $8.0 million was earned in the last half of 1999. The Marine Services operations in the Gulf of Mexico, which are largely dependent on the level of oil and gas drilling, workover, construction and seismic activity in the Gulf, were negatively impacted by the low level of drilling activity during the first half of 1999. However, the business climate improved during the latter half of 1999 with the number of drilling rigs served by Tesoro's terminals increasing to a high of 35 as compared to eight in March 1999. The recovery by the Company in the last half of 1999 was due in part to the increased drilling activity and better cost management.

     Also contributing to the segment's operating profit primarily in the last half of 1999 were the West Coast marine operations which the Company purchased on June 17, 1999. This purchase of the U.S. West Coast marine fuels operations of BP Marine, a division of BP Amoco PLC, included inventory and leased facilities at Port Angeles and Seattle, Washington, and Portland, Oregon, and expanded the Marine Services segment's presence on the West Coast. These operations, which were included in the Marine Services segment since the date of purchase, contributed $62.3 million to revenues, 126.9 million gallons to fuel sales volumes and $2.6 million to segment operating profit in 1999.

     Excluding the impact of the new West Coast operations, revenues for Marine Services would have been unchanged and segment operating profit would have declined by $2.6 million in 1999 as compared with 1998. The effect of higher spot fuel prices on revenues was offset by declines in volumes. The decline in Gulf of Mexico operating profit was mainly due to lower fuel sales volumes and other product margins. The increase in the segment's operating expenses and other during 1999 reflected the additional West Coast operations. In 1999, both the West Coast and Gulf of Mexico operations benefited from low costs of inventories.

     In March 2000, management commenced a realignment of its operational organization which includes the transfer of the Marine Services segment's West Coast operations to the Refining and Marketing segment.

     1998 Compared with 1997. Gross operating revenues decreased 10% from $132.2 million in 1997 to $118.6 million in 1998, reflecting a $13.4 million decline in fuel revenues from lower market prices partly offset by a 16% increase in fuel sales volumes. The increase in fuel volumes was attributable to operations in the Gulf of Mexico and the transfer of three West Coast terminals from the Company's Refining and Marketing segment to Marine Services in January 1998. The decrease in costs of sales also reflected lower fuel prices, partly offset by increased volumes. Gross profit, which improved by $4.1 million due to higher volumes, was partly offset by additional operating expenses from the West Coast terminals and higher depreciation and amortization resulting from upgrades to facilities. Despite lower rig activity in the Gulf of Mexico, total segment operating profit increased by $2.3 million largely due to the Company's ability to emphasize customer service, control expenses and increase sales volumes.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses were $34.1 million in 1999, compared with $19.7 million in 1998 and $13.6 million in 1997. The $14.4 million increase in 1999 was primarily due to costs related to the implementation of an integrated enterprise-wide information system and higher employee costs associated with business development and personnel realignment. When comparing 1998 to 1997, the increase was primarily due to higher employee costs and professional fees partly due to the design phases of the system implementation which commenced in 1998.

INTEREST AND FINANCING COSTS

     Interest and financing costs totaled $37.6 million in 1999, compared with $25.2 million in 1998 and $8.1 million in 1997. The $12.4 million increase in 1999, compared to 1998, was primarily due to a full year's interest on the 9% Senior Subordinated Notes, which were issued to finance the acquisitions in 1998. The $17.1 million increase in 1998, compared to 1997, was primarily due to higher borrowings under the Company's credit arrangements and the issuance of debt securities in July 1998 which were used to fund acquisitions, to refinance debt and obligations and for other corporate purposes (see Note F of Notes to Consolidated Financial Statements).

     Corporate interest expense allocated to discontinued operations was based on net assets and amounted to $10.6 million, $7.8 million and $0.2 million in 1999, 1998 and 1997, respectively. See Note D of Notes to Consolidated Financial Statements. Interest and financing costs reported in the Company's Statements of Consolidated Operations is after the allocation to discontinued operations.

OTHER EXPENSE

     Other expense totaled $9.3 million in 1999, compared with $23.3 million in 1998 and $3.3 million in 1997. In 1999, other expense included a $3 million provision for settlement of claims by the State of Hawaii (see Note M of Notes to Consolidated Financial Statements) and increased corporate depreciation. In 1998, the Company incurred a charge for special incentive compensation which was earned in the second quarter when the market price of the Company's Common Stock achieved a specific performance target (see Note L of Notes to Consolidated Financial Statements). This charge totaled $19 million, of which $7 million related to operating segment employees. There was no material comparable charge recorded in 1997.

INCOME TAX PROVISION

     Income taxes on continuing operations increased to $19.0 million in 1999, from $4.5 million in 1998 and $1.0 million in 1997. This increase was due to the higher pretax earnings from continuing operations. The Company's effective income tax rates were 37%, 37% and 32% in 1999, 1998 and 1997, respectively. See Note G of Notes to Consolidated Financial Statements for further information on income taxes and Note D for income taxes related to discontinued operations.

DISCONTINUED OPERATIONS

     Earnings from discontinued operations in 1999 of $42.8 million (net of income tax expense of $29.6 million), or $1.30 per diluted share, included aftertax operating results of $3.7 million from the Company's U.S. and Bolivian exploration and production operations up until the closing dates of the sales of these operations and a $39.1 million aftertax gain on the sale of these operations in December 1999. Prior periods have been restated to reflect the exploration and production business as discontinued operations. In 1998, discontinued operations had a net loss of $22.6 million, or $0.76 per diluted share, which included aftertax write-downs of oil and gas properties of $43.2 million and aftertax income of $13.4 million for the receipt of contingency funds from an operator. Discontinued operations contributed $28.3 million to net earnings in 1997. See Note D of Notes to Consolidated Financial Statements for further information on allocated interest expense and income taxes related to discontinued operations.

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

     The Company's primary sources of liquidity are cash flows from operations and borrowing availability under a revolving line of credit. Capital requirements are expected to include capital expenditures, working capital, debt service and preferred dividend requirements. Based upon current needs, management believes that the available capital resources will be adequate to meet its capital requirements.

     The Company operates in an environment where its liquidity and capital resources are impacted by changes in supply of and demand for crude oil and refined petroleum products, market uncertainty and a variety of additional risks that are beyond the control of the Company. These risks include, among others, the level of consumer product demand, weather conditions, fluctuations in seasonal demand, governmental regulations, the price and availability of alternative fuels and overall market and economic conditions. The Company's future capital expenditures, as well as borrowings under its credit arrangements and other sources of capital, will be affected by these conditions.

CAPITALIZATION

     The Company's capital structure at December 31, 1999, was comprised of the following (in millions):

Debt and obligations outstanding, including current
  maturities:
  Senior Credit Facility
     Revolver...............................................   $   --
     Tranche B Term Loan....................................       81
  9% Senior Subordinated Notes..............................      297
  BHP Note..................................................       24
  Other senior debt and obligations.........................       16
                                                               ------
          Total debt and obligations........................      418
Mandatorily Convertible Preferred Stock.....................      165
Common stockholders' equity.................................      458
                                                               ------
          Total Capitalization..............................   $1,041
                                                               ======

     In addition, at December 31, 1999, the Company had cash and cash equivalents of $142 million, which included a portion of the proceeds from the sale of the exploration and production operations. At December 31, 1999, the Company's total debt to capitalization ratio was 40%, while debt, net of cash, to capitalization was 31%. In March 2000, the Company repaid the Tranche B Term Loan and the BHP Note.

     The Senior Credit Facility, Senior Subordinated Notes and Preferred Stock, as defined below, impose various restrictions and covenants on the Company that could potentially limit the Company's ability to respond to market conditions, to provide for anticipated capital investments, to raise additional debt or equity capital or to take advantage of business opportunities.

     For further information on the Company's capital structure, see Note F of Notes to Consolidated Financial Statements.

CREDIT ARRANGEMENTS

     The Company has financing and credit arrangements under a three-year senior credit facility ("Senior Credit Facility"), dated July 2, 1998, with a consortium of banks. The Senior Credit Facility was comprised of term loan facilities aggregating $200 million ("Term Loans") and a $300 million revolving credit and letter of credit facility ("Revolver"). In April 1999, the Company reduced commitments under the Revolver from

$300 million to $175 million, reducing commitment fees. The Company used a portion of the proceeds from the sale of its exploration and production operations to prepay $97.4 million of the Term Loans in December 1999 and $80.9 million of Term Loans in March 2000. Based on current needs, the Company believes that the remaining credit capacity of $175 million under the Revolver, together with existing cash and internally-generated cash flows, is sufficient to fund capital expenditures and working capital requirements. At December 31, 1999, unused availability under the Senior Credit Facility was approximately $172 million.

     The Senior Credit Facility requires the Company to maintain specified levels of consolidated leverage and interest coverage and contains other covenants and restrictions customary in credit arrangements of this kind. The Company was in compliance with these covenants at December 31, 1999. The terms of the Senior Credit Facility allow for payment of cash dividends on the Company's Common Stock not to exceed an aggregate of $10 million in any year and also allow for payment of required dividends on its 7.25% Mandatorily Convertible Preferred Stock. The Senior Credit Facility is guaranteed by substantially all of the Company's active direct and indirect subsidiaries ("Guarantors") and is secured by substantially all of the domestic assets of the Company and each of the Guarantors.

     For further information concerning debt maturities and restrictions and covenants, see Note F of Notes to Consolidated Financial Statements.

DEBT SERVICE AND PREFERRED DIVIDENDS

     The Company's funded debt obligations as of December 31, 1999 totaled $418 million. After the repayments in March 2000, discussed above, the Company's total debt was reduced to approximately $313 million, primarily consisting of the 9% Senior Subordinated Notes due 2008, Series B ("Senior Subordinated Notes"). The Senior Subordinated Notes, which were issued in 1998 at an aggregate principal amount of $300 million, have a ten-year maturity without sinking fund requirements and are subject to optional redemption by the Company after five years at declining premiums. The indenture for the Senior Subordinated Notes contains covenants and restrictions which are customary for notes of this nature. These covenants and restrictions are less restrictive than those under the Senior Credit Facility.

     The Company has 10,350,000 Premium Income Equity Securities ("PIES") outstanding, which represent fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock ("Preferred Stock"). Holders of PIES are entitled to receive a cash dividend. The PIES will automatically convert into shares of Common Stock on July 1, 2001, at a rate based upon a formula dependent upon the market price of Common Stock at the time of conversion. Before July 1, 2001, each PIES is convertible, at the option of the holder thereof, into 0.8455 shares of Common Stock, subject to adjustment in certain events.

COMMON STOCK SHARE REPURCHASE PROGRAM

     In February 2000, the Company's Board of Directors authorized the repurchase of up to 3 million shares of Tesoro Common Stock, which represents approximately 9% of the 32.4 million shares then outstanding. Under the program, the Company will repurchase Tesoro Common Stock from time to time in the open market and through privately negotiated transactions. Purchases will depend on price, market conditions and other factors and will be made primarily from internally-generated cash flow. The stock may be used to meet employee benefit plan requirements and other corporate purposes. Under the program, the Company has repurchased 718,600 shares of Common Stock for approximately $6.8 million through March 20, 2000.

CAPITAL SPENDING

     During 1999, the Company's capital expenditures totaled $141 million ($85 million for continuing operations and $56 million for discontinued operations) that were funded primarily with internally-generated cash flows. Capital improvements for the Refining and Marketing segment during 1999 totaled $71 million, which included the installation of a distillate treater at the Washington refinery, acquisition of a terminal in Alaska, retail gas station projects and various other refinery and terminal improvements. Other capital spending for continuing operations during 1999 was primarily related to the implementation of an integrated enterprise-wide information system and purchase of the West Coast marine fuel operations. Capital expenditures for the discontinued exploration and production operations were primarily for drilling wells in the U.S. and Bolivia.

     For 2000, the Company has initiated two significant capital investment projects. First, Tesoro's Board of Directors has approved funding for a heavy oil conversion project at the Washington refinery. Management believes that this project, which has an estimated total cost of $75 million to $80 million, will be completed in late 2001. Management expects to spend approximately $28 million of the total cost in the year 2000. Secondly, the Company has entered into an agreement with Wal-Mart Stores, Inc. to build and operate retail fueling facilities on sites at selected existing and future Wal-Mart store locations in eleven western states. In the initial phase of this program, the Company plans to build 30 to 40 facilities, each with an estimated cost of approximately $500,000. On March 2, 2000, the Company accepted the first 14 sites offered by Wal-Mart. See Note M of Notes to Consolidated Financial Statements.

     The Company's total capital program for 2000 is $115 million. Tesoro plans to spend $72 million for projects at its refineries, including $28 million for the conversion project, $20 million for other economic projects, $13 million for sustaining capital, $8 million for environmental projects and $3 million for health and safety projects. Tesoro's retail capital program is planned at $36 million, of which $32 million is for economic projects. The retail capital program will fund new station construction under the terms of the agreement with Wal-Mart, improvements to existing company-owned and operated stations at other sites, expansion of Tesoro's dealer/jobber network, and construction of other new company-owned and operated sites. Tesoro's retail program will target growth in the western U.S. The Marine Services segment has a $5 million capital budget, which includes $2 million of economic capital. Corporate capital expenditures are planned at $2 million, primarily for upgrades to information systems software and technology.

     Management plans to fund its capital program in 2000 with existing cash and internally-generated cash flows, which should preserve the Company's financial condition and permit the Company to pursue other growth opportunities.

MAJOR MAINTENANCE COSTS

     In 1999, the Company incurred a total of $22 million in major maintenance costs and catalyst changes associated with two refinery turnarounds. In May 1999, the Company incurred $9 million at its Alaska refinery. The costs of this turnaround are being amortized over a 24-month period until the next turnaround which is projected to occur in 2001. In October 1999, the Company incurred $13 million of turnaround costs at its Washington refinery. The costs of this turnaround, which included the Washington refinery's crude distillation and catalytic reformer units, are being amortized over a 48-month period until the next turnaround of these units which is projected to occur in 2003. Amortization of turnaround costs, other major maintenance projects and catalysts totaled $27 million in 1999.

     For 2000, the Company has scheduled a turnaround, including catalyst change, for certain units at its Hawaii refinery. The total cost is estimated at $8 million. Amortization of turnaround costs, other major maintenance costs and catalysts for 2000 are projected to total $24 million.

CASH FLOW SUMMARY

     Components of the Company's cash flows are set forth below (in millions):

                                                             1999     1998     1997
                                                            ------   ------   -------
Cash Flows From (Used In):
  Operating Activities....................................  $112.7   $121.8   $  91.0
  Investing Activities....................................   166.3   (718.6)   (151.5)
  Financing Activities....................................  (149.2)   606.6      41.5
                                                            ------   ------   -------
Increase (Decrease) in Cash and Cash Equivalents..........  $129.8   $  9.8   $ (19.0)
                                                            ======   ======   =======

     During 1999, net cash from operating activities totaled $113 million, $85 million from continuing operations and $28 million from discontinued operations. Continuing operations provided cash flows from earnings (discussed in "Results of Operations" above) before depreciation and amortization and other non-cash charges partially offset by increased working capital requirements. During 1999, working capital requirements increased due to higher receivables arising in part from higher commodity prices, partially offset by correlating changes in payables and a reduction in inventory levels. Net cash from investing activities of $166 million in 1999 was provided by net proceeds of $309 million from the sale of assets, primarily the exploration and production operations, partially offset by capital expenditures of $85 million for continuing operations and $56 million for discontinued operations. Net cash used in financing activities of $149 million in 1999 primarily represented repayments of debt, including $123 million of Term Loans and other obligations, $61 million of net repayments under the Revolver, and payments of dividends on Preferred Stock of $15 million. These uses of cash in financing activities were partially offset by the issuance of $50 million of Term Loans in January 1999. Gross repayments under the Revolver amounted to $550 million, while gross borrowings amounted to $489 million.

     Working capital totaled $290 million at December 31, 1999, compared to $182 million at year-end 1998. Included in working capital at year-end 1999 were cash and cash equivalents of $142 million, which included remaining proceeds received from the sale of discontinued operations that were being held by the Company for general corporate purposes. Subsequent to year-end 1999, proceeds have been used to repay debt.

     During 1998, net cash from operating activities totaled $122 million, $51 million from continuing operations and $71 million from discontinued operations. Continuing operations provided cash flows from earnings before depreciation and amortization and other non-cash charges and from changes in working capital and other net assets. Cash flows from discontinued operations were due to positive earnings before depreciation, depletion and amortization and write-downs of oil and gas properties together with the receipt of $21 million pretax from an operator, representing contingency funds from an operator that were no longer needed. Net cash used in investing activities of $719 million in 1998 included $536 million for acquisitions and $185 million for capital expenditures ($50 million for continuing operations and $135 million for discontinued operations). Net cash from financing activities of $607 million in 1998 primarily included net proceeds of $533 million from the issuance of equity and debt securities and $150 million from Term Loans, partially offset by net repayments of other debt. Gross borrowings under revolving credit lines and interim credit facility amounted to $944 million, while repayments totaled $916 million. Payments of dividends on Preferred Stock totaled $3 million in 1998. At December 31, 1998, the Company's working capital totaled $182 million, including cash and cash equivalents of $12 million, compared with working capital of $62 million at year-end 1997.

     During 1997, net cash from operating activities totaled $91 million, $14 million from continuing operations and $77 million from discontinued operations. Continuing operations provided cash flows from earnings before depreciation and amortization and other non-cash charges partially offset by working capital and other requirements. Cash flows from discontinued operations were generated by positive earnings before depreciation, depletion and amortization. Net cash used in investing activities of $151 million in 1997 included capital expenditures of $93 million for discontinued operations, $44 million for refining and marketing projects and $9 million for upgrades in marine services. Net cash from financing activities of $41 million in 1997 included net borrowings of $28 million under a former credit facility and receipt of $16 million under a loan for the hydrocracker expansion, partially offset by payments of other long-term debt and repurchases of Common Stock. During 1997, gross borrowings under the Company's former credit facility were $150 million, with $122 million of repayments.

ENVIRONMENTAL

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties. At December 31, 1999, the Company's accruals for environmental expenses amounted to $13.6 million. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate. To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $8 million in 2000 and $10 million in 2001. The Company is currently evaluating certain proposed revisions to the Clean Air Act regulations which would require a reduction in the sulfur content in gasoline fuel manufactured at its refineries. The Company expects that it will make capital improvements to certain equipment at its Washington refinery to meet the revised gasoline standard. Additional proposed changes to the Clean Air Act regulations may include new emission controls at certain processing units at each of the Company's refineries. The Company anticipates that the revisions to the Clean Air Act will become effective over the next three to five years and that, based on known current technology, it could spend approximately $25 million to $30 million to comply with these proposed revisions.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refineries, retail gasoline stations (operating and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act and other state and federal regulations. The amount of such future expenditures cannot currently be determined by the Company. For further information on environmental contingencies, see Note M of Notes to Consolidated Financial Statements.

YEAR 2000 READINESS DISCLOSURE

     The efficient operation of the Company's business is dependent on its computer hardware, operating systems and software programs (collectively, "Systems and Programs"). These Systems and Programs are used in several key areas of the Company's business, including production and distribution, information management services and financial reporting, as well as in various administrative functions. The goal of the Company's Year 2000 program was to prevent any disruption to the Company's business process or its ability to conduct business resulting from Year 2000 computer issues.

     To identify and eliminate potential disruptions, the Company developed a Year 2000 compliance plan ("Compliance Plan") with respect to those Systems and Programs that were deemed to be critical to the Company's operations and safety. The Company utilized both internal and external resources in evaluating its Systems and Programs, as well as manual processes, external interfaces with customers and services supplied by vendors, to identify potential Year 2000 compliance problems. The Company identified and replaced a number of Systems and Programs that were not Year 2000 compliant. Modification or replacement of the Company's Systems and Programs was performed in-house by Company personnel and external consultants.

     The Company's total cost associated with the Compliance Plan was approximately $3.8 million, of which approximately $1.0 million was spent in 1998. Of the total cost, $2.2 million was capitalized. The costs of implementing the integrated enterprise-wide information system are excluded as this system implementation was undertaken primarily to improve business processes.

     As a result of the Company's plans and preparations, the Company did not experience any significant malfunctions or errors in its Systems and Programs when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact to its ongoing business as a result of the Year 2000 issue. However, it is possible that the full impact of the date change has not been fully recognized. The Company believes that any such problems are likely to be minor and correctable. In addition, the Company could still be negatively affected if its key suppliers, vendors and customers are adversely affected by the Year 2000 or similar issues. The Company currently is not aware of any significant Year 2000 or similar problems that have arisen for its key suppliers, vendors and customers.

NEW ACCOUNTING STANDARD

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended, is effective for the Company on January 1, 2001 and cannot be applied retroactively to financial statements of prior periods. The Company enters into derivatives activities, on a limited basis, as part of its programs to provide services for suppliers and customers. The programs assist the Company in accessing refinery feedstocks at reasonable costs and to hedge margins on sales to certain customers. Gains or losses on hedging activities are recognized when the related physical transactions are recognized as sales or purchases. Transactions, other than hedges, are marked to market. The Company also engages in limited trading activities through the use of derivatives. Management believes that any potential adverse impact from these activities would not result in a material adverse effect on the Company's financial results or financial position. The Company is evaluating the effects that this statement will have on its financial condition, results of operations and financial reporting and disclosures.

FORWARD-LOOKING STATEMENTS

     This Appendix A to the Proxy Statement for the 2000 Annual Meeting of Stockholders contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among other things, discussions of estimated future revenue enhancements and cost savings, the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources, expenditures for capital projects and attempts to reduce costs. Although the Company believes that the assumptions upon which the forward-looking statements contained in this Appendix A are based are reasonable, any of the assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. All phases of the operations of the Company involve risks and uncertainties, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, the timing and extent of changes in commodity prices and underlying demand and availability of crude oil, other refinery feedstocks and refined products; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; execution of planned capital projects; results of management's evaluation of the Company's cost structure, specifically the Alaska operations; adverse changes in the credit ratings assigned to the Company's trade credit; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; actions of customers and competitors; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; earthquakes or other natural disasters affecting operations; political developments in foreign countries; and the conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

III. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company utilizes various financial instruments and enters into agreements which inherently have some degree of market risk. The primary sources of market risk include fluctuations in commodity prices and interest rate fluctuations.

PRICE FLUCTUATIONS

     The Company's refining and marketing earnings and cash flows from operations are dependent upon the margin above fixed and variable expenses (including the cost of crude oil feedstocks) at which the Company is able to sell refined products. In recent years, the prices of crude oil and refined products have fluctuated substantially. These prices depend on numerous factors beyond the Company's control, including the demand for crude oil, gasoline and other refined products, which in turn depend on, among other factors, changes in the economy, the level of foreign and domestic production of crude oil and refined products, worldwide political conditions, the availability of imports of crude oil and refined products, the marketing of alternative and competing fuels and the extent of government regulations. The prices received by the Company for its refined products are also affected by local factors such as local market conditions and the level of operations of other refineries in the Company's markets.

     The prices at which the Company can sell its refined products are influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products; however, the timing of the relative movement of the prices, as well as the overall reduction in product prices, can reduce profit margins and could have a significant impact on the Company's refining operations and the earnings and cash flows of the Company as a whole. In addition, the Company maintains inventories of crude oil, intermediate products and refined products, the value of each of which is subject to rapid fluctuation in market prices. At December 31, 1999 and 1998, the Company's inventories of refinery feedstocks and refined products totaled
8.6 million barrels and 11.1 million barrels, respectively. In addition, crude oil supply contracts are generally contracts with market-responsive pricing provisions. The Company purchases its refinery feedstock prior to selling the refined products manufactured. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from such feedstocks could have a material effect on the Company's financial results. The Company also purchases refined products manufactured by others. Price level changes during the periods between purchasing and selling such products could have a material effect on financial results.

     From time to time, the Company enters into derivatives activities, on a limited basis, as part of its programs to provide services for suppliers and customers. These programs assist the Company in accessing refinery feedstocks at reasonable costs and to hedge margins on sales to certain customers. The Company also engages in limited trading activities through the use of derivatives. Management believes that any potential adverse impact from these activities would not result in a material adverse effect on the Company's financial results or financial position. At December 31, 1999, the Refining and Marketing segment held the following derivative commodity instruments:

     - Crude oil futures contracts to purchase 25,000 barrels in February 2000 at a weighted average price of $25.70 per barrel. The total amount of the contracts was $0.6 million and the fair value approximated the contract amount.
     - Contingent obligations to purchase 150,000 barrels of crude oil in February 2000 at a weighted average strike price of $27.17 per barrel under put options sold by the Company. The amount received for the options was approximately $0.2 million, and the market value of the options was an unrealized loss of $0.3 million at year-end 1999. None of these options, which expired in January 2000, were exercised.

     At December 31, 1999, the Marine Services segment held the following derivative commodity instruments as part of its fuel acquisition program:

     - Heating oil futures contracts to purchase 3.4 million gallons from February through June 2000, at a weighted average price of $0.417 per gallon. The total contract amount was $1.4 million, and the fair value was $2.1 million at year-end 1999.

INTEREST RATE RISK

     Total debt at December 31, 1999 included $81 million of floating-rate debt attributed to the Tranche B Term Loan and $337 million of fixed-rate debt. Although the floating rate debt was repaid in March 2000, the Company will continue to have exposure to short-term interest rate fluctuations based on borrowings under its Revolver. See Note F of Notes to Consolidated Financial Statements.

IV. FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

     We have audited the accompanying consolidated balance sheets of Tesoro Petroleum Corporation and subsidiaries as of December 31, 1999 and 1998, and the related statements of consolidated operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tesoro Petroleum Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
February 7, 2000
(March 13, 2000 as to Note F and
March 2, 2000 as to Note M)

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1999      1998*     1997*
                                                              --------   --------   ------
REVENUES
  Refining and marketing....................................  $2,819.4   $1,268.0   $720.9
  Marine services...........................................     180.9      118.6    132.2
                                                              --------   --------   ------
       Total Revenues.......................................   3,000.3    1,386.6    853.1
                                                              --------   --------   ------
OPERATING COSTS AND EXPENSES
  Refining and marketing....................................   2,659.2    1,172.9    687.2
  Marine services...........................................     169.6      107.9    124.7
  Depreciation, depletion and amortization..................      40.5       27.5     14.4
                                                              --------   --------   ------
       Total Operating Costs and Expenses...................   2,869.3    1,308.3    826.3
                                                              --------   --------   ------
SEGMENT OPERATING PROFIT....................................     131.0       78.3     26.8

General and administrative..................................     (34.1)     (19.7)   (13.6)
Interest and financing costs, net of capitalized interest...     (37.6)     (25.2)    (8.1)
Interest income.............................................       1.2        2.0      1.6
Other expense...............................................      (9.3)     (23.3)    (3.3)
                                                              --------   --------   ------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM........................................      51.2       12.1      3.4
Income tax expense..........................................      19.0        4.5      1.0
                                                              --------   --------   ------
EARNINGS FROM CONTINUING OPERATIONS, NET....................      32.2        7.6      2.4
Earnings (loss) from discontinued operations, net of income
  taxes.....................................................      42.8      (22.6)    28.3
                                                              --------   --------   ------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM...................      75.0      (15.0)    30.7
Extraordinary loss on extinguishment of debt (net of income
  tax benefit of $2.6)......................................        --       (4.4)      --
                                                              --------   --------   ------
NET EARNINGS (LOSS).........................................      75.0      (19.4)    30.7
Preferred dividend requirements.............................      12.0        6.0       --
                                                              --------   --------   ------
NET EARNINGS (LOSS) APPLICABLE TO COMMON STOCK..............  $   63.0   $  (25.4)  $ 30.7
                                                              ========   ========   ======
EARNINGS PER SHARE FROM CONTINUING OPERATIONS
  Basic.....................................................  $   0.62   $   0.05   $ 0.09
                                                              ========   ========   ======
  Diluted...................................................  $   0.62   $   0.05   $ 0.09
                                                              ========   ========   ======
NET EARNINGS (LOSS) PER SHARE
  Basic.....................................................  $   1.94   $  (0.86)  $ 1.16
                                                              ========   ========   ======
  Diluted...................................................  $   1.92   $  (0.86)  $ 1.14
                                                              ========   ========   ======
WEIGHTED AVERAGE COMMON SHARES -- BASIC.....................      32.4       29.4     26.4
                                                              ========   ========   ======
WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY
  DILUTIVE COMMON SHARES -- DILUTED.........................      32.8       29.9     26.9
                                                              ========   ========   ======

---------------

* Amounts for the years ended prior to December 31, 1999 have been restated to reflect the exploration and production business as discontinued operations.

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999      1998*
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................  $  141.8   $   12.0
  Receivables, less allowance for doubtful accounts.........     280.7      138.8
  Inventories...............................................     182.2      207.7
  Prepayments and other.....................................       6.9       11.7
                                                              --------   --------
       Total Current Assets.................................     611.6      370.2
                                                              --------   --------
PROPERTY, PLANT AND EQUIPMENT
  Refining and marketing....................................     904.3      841.0
  Marine services...........................................      50.0       50.8
  Corporate.................................................      21.8       21.4
                                                              --------   --------
                                                                 976.1      913.2
  Less accumulated depreciation and amortization............     244.5      221.8
                                                              --------   --------
     Net Property, Plant and Equipment......................     731.6      691.4
                                                              --------   --------
NET ASSETS OF DISCONTINUED OPERATIONS.......................        --      212.7
                                                              --------   --------
OTHER ASSETS, NET...........................................     143.3      132.1
                                                              --------   --------
          Total Assets......................................  $1,486.5   $1,406.4
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  214.2   $  112.1
  Accrued liabilities.......................................      80.0       63.2
  Current maturities of long-term debt and other
     obligations............................................      27.4       12.5
                                                              --------   --------
       Total Current Liabilities............................     321.6      187.8
                                                              --------   --------
DEFERRED INCOME TAXES.......................................      85.8       69.9
                                                              --------   --------
OTHER LIABILITIES...........................................      65.8       58.1
                                                              --------   --------
LONG-TERM DEBT AND OTHER OBLIGATIONS, LESS CURRENT
  MATURITIES................................................     390.2      531.4
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES (Note M)
STOCKHOLDERS' EQUITY
  Preferred stock, no par value; authorized 5,000,000
     shares: 7.25% Mandatorily Convertible Preferred Stock,
     103,500 shares issued and outstanding..................     165.0      165.0
  Common stock, par value $0.16 2/3; authorized 100,000,000
     shares; 32,704,856 shares issued (32,654,138 in
     1998)..................................................       5.4        5.4
  Additional paid-in capital................................     279.0      278.6
  Retained earnings.........................................     178.6      115.6
  Treasury stock, 292,881 common shares (320,022 in 1998),
     at cost................................................      (4.9)      (5.4)
                                                              --------   --------
       Total Stockholders' Equity...........................     623.1      559.2
                                                              --------   --------
          Total Liabilities and Stockholders' Equity........  $1,486.5   $1,406.4
                                                              ========   ========

---------------

* Amounts for December 31, 1998 have been restated to reflect the exploration and production business as discontinued operations.

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                                  PREFERRED STOCK    COMMON STOCK                                  TREASURY STOCK
                                  ---------------   ---------------     ADDITIONAL      RETAINED   ---------------
                                  SHARES   AMOUNT   SHARES   AMOUNT   PAID-IN CAPITAL   EARNINGS   SHARES   AMOUNT
                                  ------   ------   ------   ------   ---------------   --------   ------   ------
BALANCE AT JANUARY 1,
  1997..........................    --     $   --    26.4     $4.4        $189.4         $110.3       --    $  --
  Net earnings..................    --         --      --       --            --           30.7       --       --
  Shares repurchased............    --         --      --       --            --             --     (0.2)    (3.7)
  Other.........................    --         --     0.1       --           1.5             --       --      0.4
                                   ---     ------    ----     ----        ------         ------     ----    -----
BALANCE AT DECEMBER 31, 1997....    --         --    26.5      4.4         190.9          141.0     (0.2)    (3.3)
  Net loss......................    --         --      --       --            --          (19.4)      --       --
  Preferred dividend
     requirements...............    --         --      --       --            --           (6.0)      --       --
  Issuance of Common Stock......    --         --     5.7      0.9          85.8             --       --       --
  Issuance of Preferred Stock...   0.1      165.0      --       --          (5.7)            --       --       --
  Other, primarily related to
     shares issued under special
     incentive strategy.........    --         --     0.4      0.1           7.6             --     (0.1)    (2.1)
                                   ---     ------    ----     ----        ------         ------     ----    -----
BALANCE AT DECEMBER 31, 1998....   0.1      165.0    32.6      5.4         278.6          115.6     (0.3)    (5.4)
  Net earnings..................    --         --      --       --            --           75.0       --       --
  Preferred dividend
     requirements...............    --         --      --       --            --          (12.0)      --       --
  Other.........................    --         --     0.1       --           0.4             --       --      0.5
                                   ---     ------    ----     ----        ------         ------     ----    -----
BALANCE AT DECEMBER 31, 1999....   0.1     $165.0    32.7     $5.4        $279.0         $178.6     (0.3)   $(4.9)
                                   ===     ======    ====     ====        ======         ======     ====    =====

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN MILLIONS)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      1998*     1997*
                                                               ----      -----     -----
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  Continuing operations --
     Earnings from continuing operations before
       extraordinary item...................................  $  32.2   $   7.6   $   2.4
     Adjustments to reconcile earnings from continuing
       operations before extraordinary item to net cash from
       operating activities:
       Depreciation and amortization........................     42.9      28.6      15.1
       Other non-cash items.................................      8.2      10.7       1.5
       Changes in operating assets and liabilities:
          Receivables.......................................   (132.9)    (33.1)     42.5
          Inventories.......................................     25.5       1.0     (11.5)
          Other assets......................................      1.0      (5.4)     (4.9)
          Accounts payable and accrued liabilities..........     89.5      34.8     (30.6)
          Deferred income taxes.............................     12.7       9.2       1.0
          Other liabilities and obligations.................      5.6      (2.4)     (1.3)
                                                              -------   -------   -------
          Total from continuing operations..................     84.7      51.0      14.2
  Discontinued operations...................................     28.0      70.8      76.8
                                                              -------   -------   -------
          Net cash from operating activities................    112.7     121.8      91.0
                                                              -------   -------   -------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
  Capital expenditures --
     Continuing operations..................................    (84.7)    (50.0)    (54.6)
     Discontinued operations................................    (56.5)   (135.1)    (92.9)
  Proceeds from sales of assets, including discontinued
     operations.............................................    309.4       3.2       0.1
  Acquisitions..............................................       --    (536.5)     (5.1)
  Other.....................................................     (1.9)     (0.2)      1.0
                                                              -------   -------   -------
          Net cash from (used in) investing activities......    166.3    (718.6)   (151.5)
                                                              -------   -------   -------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Refinancing and repayments of debt and obligations........   (123.4)    (93.3)     (4.1)
  Repayments under revolving credit and interim facilities,
     net of borrowings......................................    (61.2)     27.6      32.7
  Borrowings under term loans and other.....................     50.0     150.0      16.2
  Payment of dividends on Preferred Stock...................    (15.0)     (3.0)       --
  Proceeds from equity offerings, net.......................       --     246.0        --
  Proceeds from debt offerings, net.........................       --     286.7        --
  Repurchase of Common Stock................................       --        --      (3.7)
  Financing costs and other.................................      0.4      (7.4)      0.4
                                                              -------   -------   -------
          Net cash from (used in) financing activities......   (149.2)    606.6      41.5
                                                              -------   -------   -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    129.8       9.8     (19.0)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     12.0       2.2      21.2
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 141.8   $  12.0   $   2.2
                                                              =======   =======   =======
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid, net of capitalized interest of $0.6 in
     1999, $0.1 in 1998 and $0.4 in 1997....................  $  58.0   $  12.0   $   2.1
                                                              =======   =======   =======
  Income taxes paid.........................................  $  34.4   $  16.4   $  22.4
                                                              =======   =======   =======

---------------

* Amounts for the years ended prior to December 31, 1999 have been restated to reflect the exploration and production business as discontinued operations.

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying Consolidated Financial Statements include the accounts of Tesoro Petroleum Corporation and its subsidiaries (collectively, the "Company" or "Tesoro"). All significant intercompany accounts and transactions have been eliminated. Tesoro is an independent refiner and marketer of petroleum products and provider of marine logistics services.

  Use of Estimates and Presentation

     Preparation of the Company's Consolidated Financial Statements in conformity with generally accepted accounting principles requires the use of management's best estimates and judgment that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

     Unless otherwise stated, the Notes to Consolidated Financial Statements exclude discontinued operations (see Note D). Certain reclassifications have been made to information previously reported to conform to current presentation. The Company did not have any material amounts which would be reported separately from net earnings as "other comprehensive income."

  Cash and Cash Equivalents

     Cash equivalents consist of highly-liquid debt instruments such as commercial paper and certificates of deposit purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates market value. The Company's policy is to invest cash in conservative, highly-rated instruments and to invest in various institutions to limit the amount of credit exposure in any one institution. The Company monitors the credit standing of these financial institutions.

  Financial Instruments

     The carrying amounts of financial instruments, including cash and cash equivalents, receivables, accounts payable and certain accrued liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term debt and other obligations approximate the Company's estimates of the fair value of such items.

  Inventories

     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to determine the cost of the Company's refining and marketing inventories of crude oil and refined products. The cost of fuel at the Company's marine services terminals is determined on the first-in, first-out ("FIFO") method. The carrying value of petroleum inventories is sensitive to volatile market prices. Merchandise and materials and supplies are valued at average cost, not in excess of market value. See Note I.

  Property, Plant and Equipment

     Additions to property, plant and equipment and major improvements and modifications are capitalized at cost. Depreciation of property, plant and equipment is generally computed on the straight-line method based upon the estimated useful life of each asset. The weighted average lives range from 6 to 30 years for refining, marketing and pipeline assets, 14 to 15 years for service equipment and marine fleets, and three to ten years for corporate and other assets.

                          TESORO PETROLEUM CORPORATION

     The Company follows the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," to determine when to capitalize or expense costs incurred to develop or obtain internal-use software. Under this guidance, the Company expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in developing or obtaining internal use software. Certain costs, such as maintenance and training, are expensed as incurred.

  Environmental Expenditures

     Environmental expenditures that extend the life or increase the capacity of facilities, or expenditures that mitigate or prevent environmental contamination that is yet to occur, are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable. Cost estimates are based on the expected timing and extent of remedial actions required by applicable governing agencies, experience gained from similar sites on which environmental assessments or remediation have been completed, and the amount of the Company's anticipated liability considering the proportional liability and financial abilities of other responsible parties. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Estimated liabilities are not discounted to present value.

  Other Assets

     The cost over the fair value of net assets acquired (goodwill) is amortized by the straight-line method over 28 years for refining and marketing assets and 20 years for marine services assets. At December 31, 1999 and 1998, goodwill amounted to $67.5 million (net of accumulated amortization of approximately $4.9 million) and $55.6 million (net of accumulated amortization of approximately $1.7 million), respectively.

     Refinery processing units are shut down periodically for major scheduled maintenance (turnarounds). Certain catalysts are used in refinery process units for periods exceeding one year. Also, ships, tugs and barges are drydocked for periodic maintenance. Costs for turnarounds, catalyst and drydock are deferred and amortized on a straight-line basis over the expected periods of benefit generally ranging from 24 to 48 months.

     Debt issue costs are deferred and amortized using the effective interest method over the estimated terms of each instrument.

  Revenue Recognition

     Revenues from product sales are recognized upon delivery to the customer.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future income tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the

                          TESORO PETROLEUM CORPORATION
quoted market price of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock, except for stock options granted under the special incentive compensation which became fully vested in May 1998 (see Note L).

  New Accounting Standard

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended, is effective for the Company on January 1, 2001 and cannot be applied retroactively to financial statements of prior periods. The Company enters into derivatives activities, on a limited basis, as part of its programs to provide services for suppliers and customers. The programs assist the Company in accessing refinery feedstocks at reasonable costs and to hedge margins on sales to certain customers. Gains or losses on hedging activities are recognized when the related physical transactions are recognized as sales or purchases. Transactions, other than hedges, are marked to market. The Company also engages in limited trading activities through the use of derivatives. Management believes that any potential adverse impact from these activities would not result in a material adverse effect on the Company's financial results or financial position. The Company is evaluating the effects that this statement will have on its financial condition, results of operations and financial reporting and disclosures.

                          TESORO PETROLEUM CORPORATION

NOTE B -- EARNINGS PER SHARE

     Basic earnings per share are determined by dividing net earnings applicable to Common Stock by the weighted average number of common shares outstanding during the period. The Company's calculation of diluted earnings per share takes into account the effect of potentially dilutive shares, principally stock options, outstanding during the period. The assumed conversion of Preferred Stock to 10.35 million shares of Common Stock produced anti-dilutive results in 1999 and 1998 and, in accordance with SFAS No. 128, was not included in the dilutive calculation. Earnings (loss) per share calculations for the years ended December 31, 1999, 1998 and 1997 are presented below (in millions except per share amounts):

                                                              1999     1998    1997
                                                              -----   ------   -----
BASIC:
  Numerator:
     Continuing operations before extraordinary item........  $32.2   $  7.6   $ 2.4
     Discontinued operations, aftertax......................   42.8    (22.6)   28.3
     Extraordinary loss on extinguishment of debt,
       aftertax.............................................     --     (4.4)     --
                                                              -----   ------   -----
     Net earnings (loss)....................................   75.0    (19.4)   30.7
     Less preferred dividends...............................   12.0      6.0      --
                                                              -----   ------   -----
     Net earnings (loss) applicable to common...............  $63.0   $(25.4)  $30.7
                                                              =====   ======   =====
  Denominator:
     Weighted average common shares outstanding.............   32.4     29.4    26.4
                                                              =====   ======   =====
  Basic earnings (loss) per share:
     Continuing operations before extraordinary item........  $0.62   $ 0.05   $0.09
     Discontinued operations, aftertax......................   1.32    (0.76)   1.07
     Extraordinary loss, aftertax...........................     --    (0.15)     --
                                                              -----   ------   -----
     Net....................................................  $1.94   $(0.86)  $1.16
                                                              =====   ======   =====
DILUTED:
  Numerator:
     Net earnings (loss) applicable to common shares........  $63.0   $(25.4)  $30.7
     Plus income impact of assumed conversion of Preferred
       Stock (only if dilutive).............................     --       --      --
                                                              -----   ------   -----
     Net earnings (loss)....................................  $63.0   $(25.4)  $30.7
                                                              =====   ======   =====
  Denominator:
     Weighted average common shares outstanding.............   32.4     29.4    26.4
     Add potentially dilutive securities:
       Incremental dilutive shares from assumed conversion
          of stock options and other (only if dilutive).....    0.4      0.5     0.5
       Incremental dilutive shares from assumed conversion
          of Preferred Stock (only if dilutive).............     --       --      --
                                                              -----   ------   -----
     Total diluted shares...................................   32.8     29.9    26.9
                                                              =====   ======   =====
  Diluted earnings (loss) per share:
     Continuing operations before extraordinary item........  $0.62   $ 0.05   $0.09
     Discontinued operations, aftertax......................   1.30    (0.76)   1.05
     Extraordinary loss, aftertax...........................     --    (0.15)     --
                                                              -----   ------   -----
     Net....................................................  $1.92   $(0.86)  $1.14
                                                              =====   ======   =====

                          TESORO PETROLEUM CORPORATION

NOTE C -- OPERATING SEGMENTS

     The Company's revenues are derived from two operating segments: Refining and Marketing and Marine Services. Management has identified these segments for managing operations and investing activities in 1999.

  Refining and Marketing

     Refining and Marketing operates three petroleum refineries located in Alaska, Hawaii and Washington which manufacture gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy oils and other refined products. These products, together with products purchased from third parties, are sold at wholesale through terminal facilities and other locations in Alaska and Hawaii and on the U.S. West Coast. In addition, Refining and Marketing markets gasoline, other petroleum products and convenience store items through Company-operated retail stations in Alaska and Hawaii. Refining and Marketing also markets petroleum products through branded and unbranded stations located in Alaska, Hawaii, Washington, Oregon, Idaho, Nevada and northern California and will occasionally export products to other markets, principally in East Asia. The Company at times resells previously purchased crude oil, sales of which amounted to $16.6 million, $29.9 million and $44.4 million in 1999, 1998 and 1997, respectively. See Note E for information related to acquisitions in this segment during 1998.

  Marine Services

     The Marine Services segment markets and distributes petroleum products, water, drilling mud and other supplies and services primarily to the marine and offshore exploration and production industries operating in the Gulf of Mexico. This segment operated through terminals along the Texas and Louisiana Gulf Coast and on the U.S. West Coast in 1999. See Note E for information related to an acquisition in this segment during 1999.

  Other

     Segment operating profit includes those revenues and expenses that are directly attributable to management of the respective segment. For the years presented, revenues were generated from sales to external customers, and intersegment revenues were not significant. Income taxes, interest and financing costs, interest income and corporate general and administrative expenses are not included in determining segment operating profit. Corporate and unallocated costs in 1998 included $19.1 million for special incentive compensation, of which $7.1 million related to the operating segments (see Note L).

     EBITDA represents earnings before extraordinary items, interest and financing costs, income taxes, and depreciation, depletion and amortization. While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis. Operating segment EBITDA is equal to segment operating profit before depreciation and amortization related to each segment.

     Identifiable assets are those assets utilized by the segment. Corporate assets are principally cash and other assets that are not directly associated with the operations of a business segment. For the years prior to 1999,

                          TESORO PETROLEUM CORPORATION
segment information has been restated to reflect the exploration and production business as discontinued operations. Segment information for the three years ended December 31, 1999 is as follows (in millions):

                                                            1999       1998      1997
                                                          --------   --------   ------
REVENUES
  Refining and Marketing:
     Refined products...................................  $2,739.5   $1,198.2   $643.7
     Other, primarily merchandise and crude oil
       resales..........................................      79.9       69.8     77.2
  Marine Services.......................................     180.9      118.6    132.2
                                                          --------   --------   ------
       Total Revenues...................................  $3,000.3   $1,386.6   $853.1
                                                          ========   ========   ======
SUMMARY OF OPERATIONS
  Segment Operating Profit:
     Refining and Marketing.............................  $  122.4   $   69.7   $ 20.5
     Marine Services....................................       8.6        8.6      6.3
                                                          --------   --------   ------
       Total Segment Operating Profit...................     131.0       78.3     26.8
  Corporate and Unallocated Costs.......................     (79.8)     (66.2)   (23.4)
                                                          --------   --------   ------
  Earnings from Continuing Operations Before Income
     Taxes
     and Extraordinary Item.............................  $   51.2   $   12.1   $  3.4
                                                          ========   ========   ======
EBITDA
  Continuing Operations:
     Refining and Marketing.............................  $  160.2   $   94.8   $ 33.2
     Marine Services....................................      11.3       11.0      8.0
                                                          --------   --------   ------
       Total Segment EBITDA.............................     171.5      105.8     41.2
  Corporate and Unallocated.............................     (39.8)     (39.9)   (14.6)
                                                          --------   --------   ------
       Total Continuing EBITDA..........................     131.7       65.9     26.6
  Depreciation and Amortization from Continuing
     Operations.........................................     (42.9)     (28.6)   (15.1)
  Interest and Financing Costs..........................     (37.6)     (25.2)    (8.1)
                                                          --------   --------   ------
  Earnings from Continuing Operations Before Income
     Taxes and Extraordinary Item.......................  $   51.2   $   12.1   $  3.4
                                                          ========   ========   ======
IDENTIFIABLE ASSETS
  Refining and Marketing................................  $1,204.2   $1,077.7   $337.4
  Marine Services.......................................      85.9       59.2     59.3
  Corporate.............................................     196.4       56.8     22.1
  Net Assets of Discontinued Operations.................        --      212.7    191.6
                                                          --------   --------   ------
       Total Assets.....................................  $1,486.5   $1,406.4   $610.4
                                                          ========   ========   ======
DEPRECIATION, DEPLETION AND AMORTIZATION
  Continuing Operations:
     Refining and Marketing.............................  $   37.8   $   25.1   $ 12.7
     Marine Services....................................       2.7        2.4      1.7
     Corporate..........................................       2.4        1.1      0.7
                                                          --------   --------   ------
       Total Continuing Operations......................      42.9       28.6     15.1
  Discontinued Operations...............................      27.3      106.8     31.3
                                                          --------   --------   ------
       Total Depreciation, Depletion and Amortization...  $   70.2   $  135.4   $ 46.4
                                                          ========   ========   ======

                          TESORO PETROLEUM CORPORATION

                                                            1999       1998      1997
                                                          --------   --------   ------
CAPITAL EXPENDITURES
  Continuing Operations:
     Refining and Marketing(1)..........................  $   71.2   $   38.0   $ 43.9
     Marine Services....................................       2.7        4.2      9.4
     Corporate..........................................      10.8        7.8      1.3
                                                          --------   --------   ------
       Total Continuing Operations......................      84.7       50.0     54.6
  Discontinued operations...............................      56.5      135.1     92.9
                                                          --------   --------   ------
       Total Capital Expenditures.......................  $  141.2   $  185.1   $147.5
                                                          ========   ========   ======

---------------

(1) Excluding acquisitions of $536.5 million in 1998.

NOTE D -- DISCONTINUED OPERATIONS

     On December 17, 1999, the Company completed the sale of its domestic exploration and production business to EEX Corporation effective July 1, 1999. The business sold included Tesoro's four core areas of domestic exploration and production operations located in Texas and Louisiana and all of Tesoro's acreage in those areas, together with Tesoro's interests in other miscellaneous exploration and production properties and gas transportation facilities. The cash sale prices in the purchase agreements totaled $222 million, which were adjusted on a preliminary basis for revenues, expenses, capital expenditures, working capital changes and certain other items after the effective date to approximately $214.8 million in cash received at closing. Under the terms of the purchase agreements, these transactions were structured as sales of stock in subsidiary corporations and membership interests in subsidiary limited liability companies. The consideration received, which was determined through a competitive bidding process and negotiations with EEX Corporation, is subject to post-closing adjustments for operations between July 1, 1999, the effective date, and December 17, 1999, the closing date, on or before April 15, 2000.

     On December 29, 1999, the Company completed the sale of its Bolivian exploration and production operations to BG International, Ltd., a subsidiary of BG plc, effective July 1, 1999. The business sold included five shared-risk contracts with an agency of the Bolivian government to explore for and produce hydrocarbons on more than one million gross acres in two producing blocks and three non-producing blocks. The cash sale price in the purchase agreement totaled $100 million, which was adjusted on a preliminary basis for revenues, expenses, capital expenditures, working capital changes and certain other items after the effective date to approximately $100.8 million in cash received at closing. Under the terms of the purchase agreement, this transaction was structured as a sale of stock in a subsidiary corporation. The consideration received, which was determined through a competitive bidding process and negotiations with BG International, Ltd., is subject to post-closing adjustments for operations between July 1, 1999, the effective date, and December 29, 1999, the closing date, on or before May 27, 2000.

     The total cash proceeds of $307.5 million, after transaction costs of $8.1 million, were used in December 1999 to reduce term loans outstanding under the Company's senior credit facility by $97.4 million and prepay certain liabilities. The remaining cash proceeds, which were held by the Company for general corporate purposes at December 31, 1999, have been substantially used subsequent to year-end to repay additional debt (see Note F).

     The Company's consolidated financial statements for periods prior to the sales have been restated to report the net assets, results of operations and cash flows of the exploration and production business as

                          TESORO PETROLEUM CORPORATION
discontinued operations. Earnings (loss) from discontinued operations for the years ended December 31, 1999, 1998 and 1997, were as follows (in millions):

                                                              1999     1998    1997
                                                              -----   ------   -----
Operating Results from Discontinued Operations:
  Revenues..................................................  $65.4   $104.0   $90.4
  Costs and expenses........................................   44.6    123.8    44.5
  Allocated interest expense................................   10.6      7.8     0.2
                                                              -----   ------   -----
     Results of operations, pretax..........................   10.2    (27.6)   45.7
  Income tax expense (benefit)..............................    6.5     (5.0)   17.4
                                                              -----   ------   -----
     Results of operations, aftertax........................    3.7    (22.6)   28.3
                                                              -----   ------   -----
Gain from Sales of Discontinued Operations:
  Gain, pretax..............................................   62.2       --      --
  Income tax expense........................................   23.1       --      --
                                                              -----   ------   -----
     Gain, aftertax.........................................   39.1       --      --
                                                              -----   ------   -----
          Total Discontinued Operations.....................  $42.8   $(22.6)  $28.3
                                                              =====   ======   =====

     In 1998, revenues from discontinued operations included receipt of $21.3 million from an operator, representing funds that were no longer needed as a contingency reserve for litigation. Costs and expenses in 1998 included write-downs of oil and gas properties of $68.3 million. Interest expense on corporate debt was allocated to discontinued operations based on net assets. Income tax expense (benefit) on discontinued operations included foreign income tax expense of $2.7 million, $5.2 million and $4.9 million for 1999, 1998 and 1997, respectively.

     Net assets of discontinued operations were composed of the following at December 31, 1998 (in millions):

Current assets..............................................   $ 20.4
Property, plant and equipment, net..........................    203.2
Other assets................................................     11.1
Current liabilities.........................................    (20.4)
Other liabilities...........................................     (1.6)
                                                               ------
          Net Assets........................................   $212.7
                                                               ======

NOTE E -- ACQUISITIONS AND EXPANSIONS

  Acquisitions of Hawaii Refinery and Washington Refinery

     On May 29, 1998, the Company acquired (the "Hawaii Acquisition") all of the outstanding capital stock of two affiliates of The Broken Hill Proprietary Company Limited ("BHP"). The Hawaii Acquisition included a 95,000-barrel per day refinery (the "Hawaii Refinery") and 32 retail gasoline stations in Hawaii. Tesoro and a BHP affiliate entered into a crude supply agreement pursuant to which the BHP affiliate will assist Tesoro in acquiring crude oil feedstocks sourced outside of North America and arrange for the transportation of such crude oil to the Hawaii Refinery through May 2000. Tesoro paid $252.2 million in cash for the Hawaii Acquisition, including $77.2 million for working capital. In addition, Tesoro issued an unsecured, non-interest bearing, promissory note ("BHP Note") for $50 million. The estimated present value of the BHP Note was recorded as part of the purchase price.

     On August 10, 1998, the Company acquired (the "Washington Acquisition" and together with the Hawaii Acquisition, the "Acquisitions") all of the outstanding stock of an affiliate of Shell Oil Company

                          TESORO PETROLEUM CORPORATION

("Shell"). The Washington Acquisition included a 108,000-barrel per day refinery (the "Washington Refinery") in Anacortes, Washington and related assets. The total cash purchase price for the Washington Acquisition was $280.1 million, including $43.1 million for working capital.

     The Acquisitions were accounted for as purchases whereby the purchase prices were allocated to the assets acquired and liabilities assumed based upon their respective fair market values at the dates of acquisition. Under purchase accounting, financial results of the Acquisitions have been included in Tesoro's consolidated financial statements since the dates of acquisition.

     See Note F for information related to financing the Acquisitions and Note M for related environmental matters.

  Other Refining and Marketing Expansions

     In addition to normal capital improvements in 1999, the Company completed the installation of a distillate treater at its Washington Refinery in December which enables the refinery to increase its production of low-sulfur diesel fuel and jet fuel. The distillate treater installation, together with licensing fees and supporting infrastructure, cost approximately $13 million.

     In August 1999, the Company purchased a refined products terminal in Anchorage, Alaska for approximately $8 million in cash. This terminal, which is near the Company's existing terminal in Anchorage, provides the Company with additional storage and purchasing flexibility.

     In October 1997, the Company completed an expansion of its Alaska refinery hydrocracker unit which enabled the Company to increase its jet fuel production. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, was completed at a cost of approximately $19 million.

  Marine Services

     In June 1999, the Company purchased the U.S. West Coast marine fuels operations of BP Marine, a division of BP Amoco PLC. The purchase, which included inventory and leased facilities at Port Angeles and Seattle, Washington, and Portland, Oregon, expanded the Company's presence on the West Coast.

NOTE F -- CAPITALIZATION

     Long-term debt and other obligations at December 31, 1999 and 1998 consisted of the following (in millions):

                                                               1999     1998
                                                              ------   ------
Credit Facilities:
  Revolver..................................................  $   --   $ 61.2
  Tranche A Term Loan.......................................      --     50.0
  Tranche B Term Loan.......................................    80.9     99.5
  9% Senior Subordinated Notes (net of discount of $2.9 in
     1999 and $3.1 in 1998).................................   297.1    296.9
BHP Note (net of discount of $22.4 in 1999 and $31.8 in
  1998).....................................................    24.0     18.2
Liability to Department of Energy...........................     6.6      7.9
Other, primarily capital leases.............................     9.0     10.2
                                                              ------   ------
                                                               417.6    543.9
Less current maturities.....................................    27.4     12.5
                                                              ------   ------
Long-term debt, less current maturities.....................  $390.2   $531.4
                                                              ======   ======

                          TESORO PETROLEUM CORPORATION

     At December 31, 1999, aggregate maturities of outstanding long-term debt and other obligations, including the BHP Note and Tranche B Term Loan, for each of the five years following December 31, 1999 were as follows: 2000 -- $27.4 million; 2001 -- $4.7 million; 2002 -- $4.7 million; 2003 -- $2.1 million; and
2004 -- $78.3 million. The Company prepaid the $24.0 million BHP Note on March 1, 2000 and the remaining $80.9 million balance of the Tranche B Term Loan on March 13, 2000. After giving effect to these prepayments, aggregate maturities of long-term debt thereafter will be as follows: 2000 -- $2.4 million; 2001
 -- $3.7 million; 2002 -- $3.7 million; 2003 -- $1.1 million; and 2004 -- $1.4 million.

  Credit Facility

     On July 2, 1998, and in connection with the Notes Offering (defined below) and the Washington Acquisition, the Company entered into a senior credit facility ("Senior Credit Facility") in the amount of $500 million. The Senior Credit Facility was comprised of term loan facilities aggregating $200 million (the "Tranche A Term Loans" and the "Tranche B Term Loan"), and a $300 million revolving credit and letter of credit facility ("Revolver"). In January 1999, the final $50 million under the Tranche A Term Loans was borrowed and used to reduce borrowings under the Revolver. In April 1999, the Company reduced commitments under the Revolver from $300 million to $175 million, reducing commitment fees. The Company used a portion of the proceeds from the sale of its exploration and production operations (see Note D) to prepay all of the remaining $79.8 million in Tranche A Term Loans and reduce the Tranche B Term Loan by $17.6 million in December 1999. At year-end, the Company had outstanding borrowings of $80.9 million under the Tranche B Term Loan and no borrowings under the Revolver. Subsequent to year-end 1999, the Company concluded that available cash was not required for other corporate purposes, and on March 13, 2000, the Company prepaid the remaining $80.9 million balance on the Tranche B Term Loan. Based on current needs, the remaining capacity of $175 million under the Revolver, together with internally-generated cash flows and existing cash, is expected to be sufficient to fund capital expenditures and working capital requirements. Outstanding letters of credit totaled $3.4 million and unused availability under the Senior Credit Facility was approximately $171.6 million at December 31, 1999.

     The Revolver, which terminates on July 2, 2001, bears interest, at the Company's election, at either the Base Rate (as defined in the Senior Credit Facility) plus a margin ranging from 0.00% to 0.625% or the Eurodollar Rate (as defined in the Senior Credit Facility) plus a margin ranging from 1.125% to 2.125%. At December 31, 1999, the interest rate on borrowings under the Senior Credit Facility was 9.0%.

     The Senior Credit Facility requires the Company to maintain specified levels of consolidated leverage and interest coverage and contains other covenants and restrictions customary in credit arrangements of this kind. The Company was in compliance with these covenants at December 31, 1999. The terms of the Senior Credit Facility allow for payment of cash dividends on the Company's Common Stock not to exceed an aggregate of $10 million in any year and also allow for payment of required dividends on its 7.25% Mandatorily Convertible Preferred Stock. The Senior Credit Facility is guaranteed by substantially all of the Company's active direct and indirect subsidiaries ("Guarantors") and is secured by substantially all of the domestic assets of the Company and each of the Guarantors.

     In conjunction with closing the Hawaii Acquisition (see Note E) in May 1998, Tesoro refinanced substantially all of its then-existing indebtedness and recorded an extraordinary loss on early extinguishment of debt of $7.0 million pretax ($4.4 million aftertax, or $0.15 per basic and diluted share) for the refinancing during the second quarter of 1998.

  Senior Subordinated Notes

     On July 2, 1998, concurrently with the syndication of the Senior Credit Facility, the Company issued $300 million aggregate principal amount of 9% senior subordinated notes due 2008 through a private offering ("Notes Offering"). Each $1,000 principal amount of its unregistered and outstanding senior subordinated

                          TESORO PETROLEUM CORPORATION
notes due 2008 was exchanged for $1,000 principal amount of the Company's registered 9% Senior Subordinated Notes due 2008, Series B ("Senior Subordinated Notes") in September 1998. The Senior Subordinated Notes have a ten-year maturity without sinking fund requirements and are subject to optional redemption by the Company after five years at declining premiums. The indenture ("Indenture") for the Senior Subordinated Notes contains covenants and restrictions which are customary for notes of this nature. The restrictions under the Indenture are less restrictive than those in the Senior Credit Facility. To the extent the Company's fixed charge coverage ratio, as defined in the Indenture, allows for the incurrence of additional indebtedness, the Company will be allowed to pay cash dividends on Common Stock and repurchase shares of Common Stock. The effective interest rate on the Senior Subordinated Notes is 9.16%, after giving effect to the discount at the date of issue.

  Common Stock and Preferred Stock

     In May 1998, the Company filed a universal shelf registration statement ("Shelf Registration") for $600 million of debt or equity securities for acquisitions or general corporate purposes. The Company offered Premium Income Equity Securities ("PIES") and Common Stock (collectively, the "Equity Offerings" and together with the Notes Offering, the "Offerings") from the Shelf Registration to provide partial funding for the Acquisitions discussed in Note
E. In July 1998, the Company issued 10,350,000 PIES, representing fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock ("Preferred Stock"), with gross proceeds of approximately $165 million, and 5,750,000 shares of Common Stock, with gross proceeds of $91.6 million. Holders of PIES are entitled to receive a cash dividend. The PIES will automatically convert into shares of Common Stock on July 1, 2001, at a rate based upon a formula dependent upon the market price of Common Stock. Before July 1, 2001, each PIES is convertible, at the option of the holder thereof, into 0.8455 shares of Common Stock, subject to adjustment in certain events, such as Common Stock splits and stock dividends.

     In February 2000, the Company's Board of Directors authorized the repurchase of up to 3 million shares of Tesoro Common Stock, which represents approximately 9% of the 32.4 million shares then outstanding. Under the program, the Company will repurchase Tesoro Common Stock from time to time in the open market and through privately negotiated transactions. Purchases will depend on price, market conditions and other factors and will be made primarily from internally-generated cash flow. The stock may be used to meet employee benefit plan requirements and other corporate purposes. Under a similar program, in 1997 the Company repurchased 236,800 shares of Common Stock for approximately $3.7 million.

     For information relating to stock-based compensation and Common Stock reserved for exercise of options and conversion of Preferred Stock, see Note L.

  BHP Note

     In connection with the Hawaii Acquisition (Note E), Tesoro issued an unsecured, non-interest bearing, promissory note ("BHP Note") for the purchase in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning in 2009. The BHP Note provided for early payments based on earnings from the Hawaii Acquisition, as specified in the BHP Note. Based on 1998 earnings from the Hawaii Acquisition, an early principal payment of $3.6 million was made on the BHP Note in 1999. The present value of the BHP Note, discounted at 10% and including the effect of the early principal payment, was recorded as part of the purchase price of the Hawaii Acquisition. The carrying value of the note, approximately $24 million at December 31, 1999, approximated its estimated present value and was paid to BHP on March 1, 2000, in complete satisfaction of the BHP Note.

                          TESORO PETROLEUM CORPORATION

  Department of Energy

     A Consent Order entered into by the Company with the Department of Energy ("DOE") in 1989 settled all issues relating to the Company's compliance with federal petroleum price and allocation regulations from 1973 through decontrol in 1981. At December 31, 1999, the Company's remaining obligation is to pay the DOE $6.6 million, plus interest at 6%, over the next three years.

  Capital Leases

     Capital leases are primarily for tugs and barges used in transportation of petroleum products within Hawaii. At December 31, 1999 and 1998, the cost of capital leases included in fixed assets was $10.4 million gross (accumulated amortization of $2.0 million) and $9.3 million gross (accumulated amortization of $0.9 million), respectively. Capital lease obligations included in long-term debt totaled $8.7 million and $9.8 million at December 31, 1999 and 1998, respectively.

NOTE G -- INCOME TAXES

     The income tax provision (benefit) on continuing operations for the years ended December 31, 1999, 1998 and 1997 included the following (in millions):

                                                              1999    1998    1997
                                                              -----   -----   ----
Current:
  Federal...................................................  $ 5.9   $(5.6)  $0.3
  State and other...........................................    0.4      --     --
Deferred:
  Federal...................................................   10.5    10.0    0.7
  State and other...........................................    2.2     0.1     --
                                                              -----   -----   ----
     Income Tax Provision...................................  $19.0   $ 4.5   $1.0
                                                              =====   =====   ====

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax liabilities and assets at December 31, 1999 and 1998 are summarized as follows (in millions):

                                                               1999    1998
                                                              ------   -----
Deferred Federal Tax Liabilities:
  Accelerated depreciation and property-related items.......  $ 85.9   $76.0
  Deferred turnaround costs.................................    12.9    11.8
  Deferred charges and other................................     5.1      --
                                                              ------   -----
     Total Deferred Federal Tax Liabilities.................   103.9    87.8
                                                              ------   -----
Deferred Federal Tax Assets:
  Accrued postretirement benefits...........................    20.0    17.2
  Accrued environmental costs...............................     4.8     3.3
  Liability to the Department of Energy.....................     2.3     2.8
  Other.....................................................     7.6     5.9
                                                              ------   -----
     Total Deferred Federal Tax Assets......................    34.7    29.2
                                                              ------   -----
Net Deferred Federal Tax Liability..........................    69.2    58.6
State Income and Other Taxes................................    16.6    11.3
                                                              ------   -----
     Net Deferred Tax Liability.............................  $ 85.8   $69.9
                                                              ======   =====

                          TESORO PETROLEUM CORPORATION

     During 1999, earnings from discontinued operations increased the net deferred tax liability by $3.2 million. At year-end 1999, the Company had no loss or credit carryforwards available for future years.

     The following tables set forth earnings from continuing operations (in millions) and a reconciliation of the normal statutory federal income tax rate with the Company's effective tax rate (percent):

                                                              1999    1998    1997
                                                              ----    ----    ----
Earnings from Continuing Operations Before Income Taxes and
  Extraordinary Item........................................  $51.2   $12.1   $3.4
                                                              =====   =====   ====
Statutory U.S. Corporate Tax Rate...........................     35%     35%    35%
Effect of:
  State income taxes, net of tax benefit....................      3       1      1
  Other.....................................................     (1)      1     (4)
                                                              -----   -----   ----
Effective Income Tax Rate...................................     37%     37%    32%
                                                              =====   =====   ====

NOTE H -- RECEIVABLES

     Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company's customer base and their dispersion across the Company's industry segments and geographic areas of operations. The Company performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit or other collateral arrangements. The Company's allowance for doubtful accounts is reflected as a reduction of receivables in the Consolidated Balance Sheets and amounted to $1.7 million and $1.6 million at December 31, 1999 and 1998, respectively.

NOTE I -- INVENTORIES

     Components of inventories at December 31, 1999 and 1998 were as follows (in millions):

                                                               1999     1998
                                                              ------   ------
Crude oil and refined products, at LIFO.....................  $147.8   $182.4
Refined products, at FIFO...................................     9.9      4.1
Merchandise and other.......................................     6.0      6.4
Materials and supplies......................................    18.5     14.8
                                                              ------   ------
     Total inventories......................................  $182.2   $207.7
                                                              ======   ======

     At December 31, 1999, inventories valued using LIFO were lower than replacement cost by approximately $89 million. During 1999, certain inventory quantities were reduced, resulting in a liquidation of applicable LIFO inventory quantities carried at lower costs prevailing in previous years. This LIFO liquidation resulted in a decrease in cost of sales of $8.4 million and an increase in earnings from continuing operations of approximately $5.3 million aftertax ($0.16 per share) during 1999.

                          TESORO PETROLEUM CORPORATION

NOTE J -- ACCRUED LIABILITIES

     The Company's current accrued liabilities and noncurrent other liabilities as shown in the Consolidated Balance Sheets at December 31, 1999 and 1998 included the following (in millions):

                                                              1999    1998
                                                              -----   -----
Accrued Liabilities -- Current:
  Accrued taxes other than income taxes, primarily excise
     taxes..................................................  $26.5   $11.6
  Accrued employee costs....................................   23.5    20.7
  Accrued environmental costs...............................   11.3     6.9
  Accrued interest..........................................    0.8    16.8
  Other.....................................................   17.9     7.2
                                                              -----   -----
     Total Accrued Liabilities -- Current...................  $80.0   $63.2
                                                              =====   =====
Other Liabilities -- Noncurrent:
  Accrued postretirement benefits...........................  $57.2   $49.1
  Accrued environmental costs...............................    2.3     2.4
  Other.....................................................    6.3     6.6
                                                              -----   -----
     Total Other Liabilities -- Noncurrent..................  $65.8   $58.1
                                                              =====   =====

NOTE K -- BENEFIT PLANS

  Pension Benefits and Other Postretirement Benefits

     The Company sponsors defined benefit pension plans, including an employee retirement plan, executive security plans and a non-employee director retirement plan.

     For all eligible employees, the Company provides a qualified noncontributory retirement plan ("Retirement Plan"). Plan benefits are based on years of service and compensation. The Company's funding policy is to make contributions at a minimum in accordance with the requirements of applicable laws and regulations, but no more than the amount deductible for income tax purposes. Retirement plan assets are primarily comprised of common stock and bond funds.

     The Company's executive security plans ("ESP Plans") provide executive officers and other key personnel with supplemental death or retirement plans. Such benefits are provided by two nonqualified, noncontributory plans and are based on years of service and compensation. The Company makes contributions to one plan based upon estimated requirements. Assets of the funded plan consist of a group annuity contract.

     The Company had previously established an unfunded non-employee director retirement plan ("Director Retirement Plan") which provided eligible directors retirement payments upon meeting certain age or other requirements. However, in March 1997, the Board of Directors elected to freeze the Director Retirement Plan and transfer accrued benefits of current directors to the Tesoro Petroleum Corporation Board of Directors Phantom Stock Plan (see Note L). After the amendment and transfer, only those retired directors or beneficiaries who had begun to receive benefits remained participants in the Director Retirement Plan.

     SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," requires the Company to disclose the aggregate projected benefit obligations, accumulated benefit obligations and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets. At December 31, 1999, the projected benefit obligation and accumulated benefit obligation aggregated for the unfunded ESP plan and the Director Retirement Plan were $2.4 million and $1.5 million, respectively. At December 31, 1998, the projected benefit obligation and accumulated benefit obligation aggregated for these two plans were $3.7 million and $1.7 million, respectively. In addition, at December 31, 1998, the Retirement Plan's accumulated benefit obligation exceeded plan assets. The Retirement Plan's projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $82.0 million, $64.5 million and $59.1 million, respectively, at December 31, 1998. The assets of the Retirement Plan exceeded its accumulated benefit obligation at December 31, 1999.

                          TESORO PETROLEUM CORPORATION

     The Company provides health care and life insurance benefits to retirees who were participating in the Company's group insurance program at retirement. Health care is provided to qualified dependents of participating retirees. These benefits are provided through unfunded, defined benefit plans or through contracts with area health-providers on a premium basis. The health care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plan is noncontributory. The Company funds its share of the cost of postretirement health care and life insurance benefits on a pay-as-you go basis.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care and life insurance plans. A one-percentage-point change in assumed health care cost trend rates could have the following effects (in millions):

                                                            1-PERCENTAGE-    1-PERCENTAGE-
                                                            POINT INCREASE   POINT DECREASE
                                                            --------------   --------------
Effect on total of service and interest cost components...       $0.9            $(0.7)
Effect on postretirement benefit obligations..............       $5.2            $(4.3)

     Financial information related to the Company's pension plans and other postretirement benefits is presented below (in millions except percentages):

                                                                         POSTRETIREMENT
                                                    PENSION BENEFITS        BENEFITS
                                                    -----------------    ---------------
                                                     1999      1998       1999     1998
                                                    -------   -------    ------   ------
Change in benefit obligation:
  Benefit obligation at beginning of year.........  $ 94.6    $ 61.8     $ 41.6   $ 27.1
  Service cost....................................     6.6       4.2        1.9      1.2
  Interest cost...................................     6.2       4.9        2.8      2.2
  Actuarial (gain) loss...........................    (6.5)     20.3       (7.7)     5.0
  Benefits paid...................................    (5.6)     (5.8)      (1.2)    (1.3)
  Acquisitions (see Note E).......................      --       9.1         --      7.4
  Curtailments, special termination benefits and
     other........................................    (0.9)      0.1        0.7       --
                                                    ------    ------     ------   ------
     Benefit obligation at end of year............    94.4      94.6       38.1     41.6
                                                    ------    ------     ------   ------
Change in plan assets:
  Fair value of plan assets at beginning of
     year.........................................    69.1      58.7         --       --
  Actual return on plan assets....................    10.7       8.4         --       --
  Employer contributions..........................     5.7       8.4         --       --
  Administrative expenses.........................    (0.8)     (0.6)        --       --
  Benefits paid...................................    (5.5)     (5.8)        --       --
                                                    ------    ------     ------   ------
     Fair value of plan assets at end of year.....    79.2      69.1         --       --
                                                    ------    ------     ------   ------
Benefit obligations in excess of plan assets......   (15.2)    (25.5)     (38.1)   (41.6)
Unrecognized prior service cost...................     0.5       0.6        0.7       --
Unrecognized net transition asset.................     0.2      (0.5)        --       --
Unrecognized net actuarial (gain) loss............    10.5      23.9       (6.8)     2.2
                                                    ------    ------     ------   ------
     Accrued benefit cost.........................  $ (4.0)   $ (1.5)    $(44.2)  $(39.4)
                                                    ======    ======     ======   ======
Amounts recognized in consolidated balance sheets:
  Accrued liabilities.............................  $(13.0)   $ (9.7)    $(44.2)  $(39.4)
  Prepaid benefit cost............................     9.0       8.2         --       --
                                                    ------    ------     ------   ------
     Net amount recognized........................  $ (4.0)   $ (1.5)    $(44.2)  $(39.4)
                                                    ======    ======     ======   ======

                          TESORO PETROLEUM CORPORATION

                                              PENSION BENEFITS                POSTRETIREMENT BENEFITS
                                 ------------------------------------------   ------------------------
                                     1999           1998           1997        1999     1998     1997
                                 ------------   ------------   ------------   ------   ------   ------
Weighted average assumptions as
  of December 31(%):
  Discount rate................      8.25           6.75           7.50        8.25     6.75     7.50
  Rate of compensation
     increase..................  5.00 to 5.75   4.25 to 5.00       5.00        5.75     4.25     5.00
  Expected return on plan
     assets....................  7.00 to 8.50   7.00 to 8.50   7.00 to 8.50      --       --       --

     For measurement purposes, the weighted average annual assumed rate of increase in the per capita cost of covered health care benefits was assumed to be 7.3% for 1999, decreasing gradually to 5% by the year 2010 and remaining level thereafter.

                                                PENSION BENEFITS      POSTRETIREMENT BENEFITS
                                              ---------------------   ------------------------
                                              1999    1998    1997     1999     1998     1997
                                              -----   -----   -----   ------   ------   ------
Components of net periodic benefit cost:
  Service cost..............................  $ 6.6   $ 4.2   $ 2.0    $1.9     $1.2     $0.8
  Interest cost.............................    6.2     4.9     4.1     2.8      2.2      1.9
  Expected return on plan assets............   (5.0)   (4.2)   (3.9)     --       --       --
  Amortization of unrecognized transition
     asset..................................   (0.6)   (1.1)   (1.1)     --       --       --
  Recognized net actuarial loss.............    1.5     1.0     0.9      --       --       --
  Curtailments, settlements and special
     termination benefits...................   (0.4)    0.5     1.1      --       --       --
                                              -----   -----   -----    ----     ----     ----
       Net periodic benefit cost............  $ 8.3   $ 5.3   $ 3.1    $4.7     $3.4     $2.7
                                              =====   =====   =====    ====     ====     ====

  Thrift Plan

     The Company sponsors an employee thrift plan ("Thrift Plan") which provides for contributions, subject to certain limitations, by eligible employees into designated investment funds with a matching contribution by the Company. Employees may elect tax deferred treatment in accordance with the provisions of
Section 401(k) of the Internal Revenue Code. Effective September 1, 1998, the Thrift Plan was amended to change the Company's 100% matching contribution, from a maximum of 4% to 6% of the employee's eligible contribution, with at least 50% of the Company's matching contribution invested in Common Stock of the Company. In addition, the maximum employee contribution changed from 10% to 15%. The Company's contributions amounted to $6.8 million, $1.7 million and $1.2 million during 1999, 1998 and 1997, respectively.

NOTE L -- STOCK-BASED COMPENSATION

  Incentive Stock Plans

     The Company has three employee incentive stock plans, the Key Employee Stock Option Plan ("1999 Plan"), the Amended and Restated Executive Long-Term Incentive Plan ("1993 Plan") and Amended Incentive Stock Plan of 1982 ("1982 Plan"). In addition, the Company has the 1995 Non-Employee Director Stock Option Plan ("1995 Plan").

     In November 1999, the Company's Board of Directors approved the 1999 Plan which provides for the granting of stock options to eligible persons employed by the Company who are not executive officers of the Company. Under the 1999 Plan, the total number of stock options which may be granted is 200,000 shares, of which 98,000 shares were granted in 1999. Stock options may be granted at not less than the fair market value on the date the options are granted and generally become exercisable after one year in 25% increments. The options expire after ten years from the date of grant. The Board of Directors may amend, terminate or suspend

                          TESORO PETROLEUM CORPORATION
the 1999 Plan at any time. At December 31, 1999, the Company had 102,000 shares available for future grants under the 1999 Plan.

     Under the 1993 Plan, shares of Common Stock may be granted in a variety of forms, including restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights and performance share and performance unit awards. In 1998, the aggregate number of shares of Common Stock which can be granted under the 1993 Plan was increased from 2,650,000 to 4,250,000. Stock options may be granted at exercise prices not less than the fair market value on the date the options are granted. The options granted generally become exercisable after one year in 20%, 25% or 33% increments per year and expire ten years from the date of grant. The 1993 Plan will expire, unless earlier terminated, as to the issuance of awards in the year 2003. At December 31, 1999, the Company had 153,553 shares available for future grants under the 1993 Plan.

     The 1982 Plan expired in 1994 as to issuance of stock appreciation rights, stock options and stock awards; however, grants made before the expiration date, that have not been fully exercised, remain outstanding pursuant to their terms.

     The 1995 Plan provides for the grant of up to an aggregate of 150,000 nonqualified stock options to eligible non-employee directors of the Company. These automatic, non-discretionary stock options are granted at an exercise price equal to the fair market value per share of the Company's Common Stock as of the date of grant. The term of each option is ten years, and an option first becomes exercisable six months after the date of grant. The 1995 Plan will terminate as to issuance of stock options in February 2005. At December 31, 1999, the Company had 65,000 options outstanding and 62,000 shares available for future grants under the 1995 Plan.

     A summary of stock option activity for all plans is set forth below (shares in thousands):

                                                             NUMBER OF
                                                              OPTIONS     WEIGHTED-AVERAGE
                                                            OUTSTANDING    EXERCISE PRICE
                                                            -----------   ----------------
Outstanding January 1, 1997...............................    1,856.7          $11.05
  Granted.................................................      431.0           16.73
  Exercised...............................................      (43.8)           8.45
  Forfeited and expired...................................      (36.0)           8.40
                                                              -------
Outstanding December 31, 1997.............................    2,207.9           12.26
  Granted.................................................      801.2           15.94
  Exercised...............................................      (34.1)          10.42
  Forfeited and expired...................................      (23.4)          12.16
                                                              -------
Outstanding December 31, 1998.............................    2,951.6           13.28
  Granted.................................................      940.0           12.85
  Exercised...............................................      (42.5)          10.86
  Forfeited and expired...................................      (95.7)          14.63
                                                              -------
Outstanding December 31, 1999.............................    3,753.4           13.17
                                                              =======

     At December 31, 1999, 1998 and 1997, exercisable stock options totaled 2.0 million, 1.4 million and 0.7 million, respectively.

                          TESORO PETROLEUM CORPORATION

     The following table summarizes information about stock options outstanding under all plans at December 31, 1999 (shares in thousands):

                                 OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                  -------------------------------------------------   ------------------------------
                                WEIGHTED-AVERAGE
    RANGE OF        NUMBER         REMAINING       WEIGHTED-AVERAGE    NUMBER OF    WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
----------------  -----------   ----------------   ----------------   -----------   ----------------
$ 3.92 to $ 7.59      175.7        3.2 years            $ 4.50            175.7          $ 4.50
$ 7.60 to $11.27      510.7        5.5 years              8.63            454.3            8.69
$11.28 to $14.95    1,902.8        8.2 years             13.26            950.8           13.66
$14.96 to $18.63    1,164.2        8.5 years             16.32            443.8           16.45
                    -------                                             -------
$ 3.92 to $18.63    3,753.4        7.7 years             13.17          2,024.6           12.36
                    =======                                             =======

  Phantom Stock Agreement and Phantom Stock Plan

     In 1997, the Compensation Committee of the Board of Directors granted 175,000 phantom stock options to an executive officer of the Company at 100% of the fair market value of the Company's Common Stock on the grant date, or $16.9844 per share. These phantom stock options vest in 15% increments in each of the first three years and the remaining 55% increment vests in the fourth year. At December 31, 1999, 52,500 of these phantom stock options were exercisable. Upon exercise, the executive officer would be entitled to receive in cash the difference between the fair market value of the Common Stock on the date of the phantom stock option grant and the fair market value of Common Stock on the date of exercise. At the discretion of the Compensation Committee, these phantom stock options may be converted to traditional stock options under the 1993 Plan.

     To more closely align director compensation with shareholders' interests, in March 1997, the lump-sum accrued benefit of each of the current non-employee directors was transferred from the Director Retirement Plan (see Note K) into an account ("Account") in the Company's Board of Directors Deferred Phantom Stock Plan ("Phantom Stock Plan"). Under the Phantom Stock Plan, a yearly credit of $7,250 (prorated to $6,042 for 1997) is made to the Account of each director in units, based upon the closing market price of the Company's Common Stock on the date of credit. In addition, a director may elect to have the value of his cash retainer fee deposited quarterly into the Account in units. The value of each Account balance, which is a function of the amount, if any, by which the market value of the Company's Common stock changes, is payable in cash at termination, if vested, with three years of service, or at retirement, death or disability. In 1999 and 1997, the Company recorded expense of approximately $44,000 and $127,000, respectively, related to phantom stock. In 1998, the Company credited expense for approximately $110,000 related to phantom stock due to the net depreciation in the market price of the Company's Common Stock.

  Incentive Compensation

     In October 1998, the Company's Board of Directors unanimously approved the 1998 Performance Incentive Compensation Plan ("1998 Performance Plan"), which is intended to advance the best interests of the Company and its stockholders by directly targeting Company performance to align with the ninetieth percentile historical stock-price growth rate for the Company's peer group. In addition, the 1998 Performance Plan will provide the Company's employees with additional compensation, contingent upon achievement of the targeted objectives, thereby encouraging them to continue in the employ of the Company. Under the 1998 Performance Plan, targeted objectives are comprised of the fair market value of the Company's Common Stock equaling or exceeding an average of $35 per share ("First Performance Target") and $45 per share ("Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998 and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved ("Performance Period"). The 1998 Performance Plan has several tiers of

                          TESORO PETROLEUM CORPORATION
awards, with the award generally determined by job level. Most eligible employees have contingent cash bonus opportunities of 25% of their annual "basic compensation" (as defined in the 1998 Performance Plan) and three executive officers have contingent awards totaling 655,000 shares of phantom stock which will be payable solely in cash. Upon achievement of the First Performance Target, one-fourth of the contingent award will be earned, with payout deferred until the end of the Performance Period. The remaining 75% will be earned only upon achievement of the Second Performance Target, with payout occurring 30 days thereafter. Employees will need to have at least one year of regular, full-time service at the time the Performance Period ends in order to be eligible for a payment. No costs will be recorded until the First Performance Target is reached. The Company estimates that it will incur costs of approximately 2% of the total aggregate increase in shareholder value if the First Performance Target is reached and will incur an additional 4% charge if the Second Performance Target is reached.

     In May 1998, under a previous special incentive compensation strategy, the Company incurred a pretax charge of approximately $19.1 million, of which $7.1 million related to operating segments, when the market price of the Company's Common Stock achieved a specific performance target. Of this charge, approximately $10 million related to noncash vesting of restricted stock awards and stock options and $9 million related to cash bonuses.

  Pro Forma Information

     The Company applies APB No. 25 and related interpretations in accounting for its stock-based compensation. Had compensation cost been determined based on the fair value at the grant dates for awards in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma results in 1999, 1998 and 1997 would have been net earnings of $71.4 million ($1.83 per basic share, $1.81 per diluted share), a net loss of approximately $22.3 million ($0.96 per basic and diluted share) and net earnings of $28.5 million ($1.08 per basic share, $1.06 per diluted share), respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 48%, 49% and 32%; risk free interest rates of 6.1%, 4.7% and 6.7%; expected lives of seven years; and no dividend yields for 1999, 1998 and 1997, respectively. The estimated average fair value per share of options granted during 1999, 1998 and 1997 were $7.48, $7.85 and $5.96, respectively. The fair value of phantom stock awards in 1998 was $0.82 per share.

  Shares Reserved

     Shares of unissued Common Stock reserved for the employee incentive stock plans and non-employee director plan totaled 4,079,952 at December 31, 1999. In addition, at December 31, 1999, 8,750,925 shares of unissued Common Stock were reserved for the conversion of Preferred Stock (see Note F).

NOTE M -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has various noncancellable operating leases related to buildings, equipment, property and other facilities. These long-term leases have remaining primary terms generally up to ten years, with terms of certain rights-of-way extending up to 31 years, and generally contain multiple renewal options. Future

                          TESORO PETROLEUM CORPORATION
minimum annual lease payments as of December 31, 1999, for operating leases having initial or remaining noncancelable lease terms in excess of one year, excluding marine charters, were as follows (in millions):

2000........................................................  $ 15.9
2001........................................................    14.8
2002........................................................    13.5
2003........................................................    13.4
2004........................................................    13.2
Remainder...................................................   141.8
                                                              ------
  Total Minimum Lease Payments..............................  $212.6
                                                              ======

     In addition to the long-term lease commitments above, the Company charters two double-bottomed vessels, the Chesapeake Trader and the Potomac Trader, to transport crude oil and refined products. The Chesapeake Trader and the Potomac Trader are chartered under five-year agreements expiring in May 2000 and September 2000, respectively. At December 31, 1999, future minimum lease payments remaining for these two vessels totaled approximately $17 million through their term expirations in 2000. The Company also enters into various month-to-month and other short-term rentals of vessels to transport refined products from the Company's refineries to markets. Total marine charter expense was $37 million in 1999 and $34 million in each of 1998 and 1997. During 1999, the Company received $4.5 million in revenues from the sub-charter of vessels to third parties.

     In 1999, the Company entered into a charter for a double-hull tanker to be used for transporting crude oil and refined products which will replace the Chesapeake Trader. Under the terms of the new charter, Tesoro will receive one of the new Lightship Class tankers. The new charter, which has a three-year primary term beginning in May 2000 and two one-year options, will require minimum annual lease payments of approximately $10 million, saving the Company approximately $6 million annually. At December 31, 1999, total future minimum annual payments (which include operating costs) for long-term marine charters totaled $23 million in 2000, $10 million in 2001, $10 million in 2002 and $3 million in 2003, reflecting the replacement of the Chesapeake Trader in May 2000 and the term expiration of the Potomac Trader in September 2000. The Company also leases tugs and barges for its Hawaii operations under capital leases (see Note F) whereby the Company pays operating costs, such as personnel, repairs, maintenance and drydocking costs, estimated to total $8 million in 2000.

     Total rental expense for short-term and long-term leases, excluding marine charters, amounted to approximately $27 million, $20 million and $11 million for 1999, 1998 and 1997, respectively.

     In January 2000, the Company entered into an agreement with Wal-Mart Stores, Inc., in which Wal-Mart has agreed to offer no less than 40 sites at Wal-Mart stores in eleven states in the western U.S. at which the Company can build and operate retail gasoline stations. Under the agreement, each site will be subject to a lease with a ten-year primary term and an option, exercisable at the Company's discretion, to extend a site for two additional terms of five years each. On March 2, 2000, the Company accepted the first 14 sites offered by Wal-Mart. The minimum annual lease commitments for these 14 sites is approximately $0.3 million, and the total commitment is approximately $3 million over the initial ten-year term.

  Other Commitments

     Under an agreement with the State of Alaska reached in June 1998, the State released the Company from all payment obligations and all mortgages, liens and security interests in connection with a 1993 agreement settling a contract dispute with the State. The Company is obligated to pay the State of Alaska a throughput charge of $0.32 per barrel in 2000 and $0.33 per barrel in 2001 with respect to barrels of feedstock

                          TESORO PETROLEUM CORPORATION
processed at the Alaska refinery which exceed 50,000 barrels per day on a monthly basis, subject to available credits (as defined in the agreement). No payments were required in 1999.

  Environmental and Other

     The Company is a party to various litigation and contingent loss situations, including environmental matters, arising in the ordinary course of business. The Company has made accruals in accordance with SFAS No. 5, "Accounting for Contingencies," in order to provide for these matters. The ultimate effects of these matters cannot be predicted with certainty, and related accruals are based on management's best estimates, subject to future developments. Although the resolution of certain of these matters could have a material adverse impact on interim or annual results of operations, the Company believes that the outcome of these matters will not result in a material adverse effect on its liquidity or consolidated financial position.

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources.

     The Company is currently involved with the Environmental Protection Agency ("EPA") regarding a waste disposal site near Abbeville, Louisiana. The Company has been named a potentially responsible party ("PRP") under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") at this location. Although the Superfund law might impose joint and several liability upon each party at the site, the extent of the Company's allocated financial contribution for cleanup is expected to be de minimis based upon the number of companies, volumes of waste involved and total estimated costs to close the site. The Company believes, based on these considerations and discussions with the EPA, that its liability at the Abbeville site will not exceed $25,000.

     In connection with the Hawaii Acquisition discussed in Note E, affiliates of BHP and the Company executed a separate environmental agreement, whereby the BHP affiliates indemnified the Company for environmental costs arising out of conditions which existed at or prior to closing. This indemnification, which is in effect until 2008, is subject to a maximum limit of $9.5 million ($8.2 million remaining as of December 31, 1999). Under the environmental agreement, the first $5.0 million of these liabilities will be the responsibility of the BHP affiliates and the next $6.0 million will be shared on the basis of 75% by the BHP affiliates and 25% by the Company. Certain environmental claims arising out of prior operations will not be subject to the $9.5 million limit or the ten-year time limit. The indemnity obligation of the BHP affiliates are guaranteed by BHP.

     Under the agreement related to the Washington Acquisition discussed in Note E, an affiliate of Shell generally agreed to indemnify the Company for environmental liabilities at the Washington Refinery arising out of conditions which existed at or prior to the closing date and identified by the Company prior to August 1, 2001. The Company is responsible for environmental costs up to the first $0.5 million each year, after which the Shell affiliate will be responsible for annual environmental costs up to $1.0 million. Annual costs greater than $1.0 million will be shared equally between the Company and the Shell affiliate, subject to an aggregate maximum of $5.0 million and a ten-year term. The indemnity obligation of Shell's affiliate is guaranteed by Shell.

     The Company is also involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties. At December 31, 1999, the Company's accruals for environmental expenses totaled $13.6 million. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate.

                          TESORO PETROLEUM CORPORATION

     To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $8 million in 2000 and $10 million in 2001. The Company is currently evaluating certain proposed revisions to the Clean Air Act regulations which would require a reduction in the sulfur content in gasoline fuel manufactured at its refineries. The Company expects that it will make capital improvements to certain equipment at its Washington Refinery to meet the revised gasoline standard. Additional proposed changes to the Clean Air Act regulations may include new emission controls at certain processing units at each of the Company's refineries. The Company anticipates that the revisions to the Clean Air Act will become effective over the next three to five years and that, based on known current technology, it could spend approximately $25 million to $30 million to comply with these proposed revisions.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refineries, retail gasoline stations (operating and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act and other state and federal regulations. The amount of such future expenditures cannot currently be determined by the Company.

     On October 1, 1998, the Attorney General for the State of Hawaii filed a lawsuit in the U.S. District Court for the District of Hawaii ("Court") against thirteen oil companies, including Tesoro Petroleum Corporation and Tesoro Hawaii Corporation, alleging anti-competitive marketing practices in violation of federal and state anti-trust laws, and seeking injunctive relief and compensatory and treble damages and civil penalties against all defendants in an amount in excess of $500 million. On March 25, 1999, the Attorney General filed an amended complaint with the U.S. District Court seeking damages against all defendants for such alleged anti-competitive marketing practices in an amount in excess of $1.5 billion. On January 28, 2000, the U.S. District Court for the District of Hawaii approved a Settlement Agreement and Mutual Release ("Settlement Agreement") reached between Tesoro Hawaii Corporation, the Company, BHP Hawaii Inc. and BHP Petroleum Americas Refining Inc. (the "Settling Defendants") and the State of Hawaii which dismissed the Settling Defendants from the lawsuit. Pursuant to the Settlement Agreement, the Company and Tesoro Hawaii Corporation, without admitting any liability for claims alleged in the lawsuit, paid $3 million (which was provided for in the third quarter of 1999) on March 1, 2000 to the Court in complete settlement of the lawsuit.

                          TESORO PETROLEUM CORPORATION

NOTE N -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               QUARTERS
                                                   ---------------------------------    TOTAL
                                                   FIRST    SECOND   THIRD    FOURTH     YEAR
                                                   ------   ------   ------   ------   --------
                                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
1999
  Revenues:
     As originally stated........................  $508.6   $754.1   $913.0   $874.6   $3,000.3
     Reclassification of discontinued
       operations................................   (15.2)   (15.3)   (19.5)    *         *
                                                   ------   ------   ------   ------   --------
     As restated.................................  $493.4   $738.8   $893.5   $874.6   $3,000.3
                                                   ======   ======   ======   ======   ========
  Segment Operating Profit (Loss):
     As originally stated........................  $ 21.6   $ 72.0   $ 67.5   $(15.5)  $  131.0
     Reclassification of discontinued
       operations................................    (3.7)    (3.2)    (7.7)    *         *
                                                   ------   ------   ------   ------   --------
     As restated.................................  $ 17.9   $ 68.8   $ 59.8   $(15.5)  $  131.0
                                                   ======   ======   ======   ======   ========
  Earnings (Loss) From Continuing Operations,
     Net.........................................  $  0.2   $ 32.6   $ 23.0   $(23.6)  $   32.2
  Earnings (Loss) From Discontinued Operations,
     Net.........................................     0.1     (0.1)     2.3     40.5       42.8
                                                   ------   ------   ------   ------   --------
  Net Earnings...................................  $  0.3   $ 32.5   $ 25.3   $ 16.9   $   75.0
                                                   ======   ======   ======   ======   ========
  Continuing Earnings (Loss) Per Share
     Basic.......................................  $(0.09)  $ 0.92   $ 0.62   $(0.82)  $   0.62
     Diluted.....................................  $(0.09)  $ 0.76   $ 0.53   $(0.82)  $   0.62
  Net Earnings (Loss) Per Share
     Basic.......................................  $(0.08)  $ 0.91   $ 0.69   $ 0.43   $   1.94
     Diluted.....................................  $(0.08)  $ 0.76   $ 0.58   $ 0.43   $   1.92
1998
  Revenues:
     As originally stated........................  $196.0   $278.9   $472.7   $542.7   $1,490.3
     Reclassification of discontinued
       operations................................   (23.0)   (42.2)   (19.5)   (19.0)    (103.7)
                                                   ------   ------   ------   ------   --------
     As restated.................................  $173.0   $236.7   $453.2   $523.7   $1,386.6
                                                   ======   ======   ======   ======   ========
  Segment Operating Profit (Loss):
     As originally stated........................  $ 17.9   $ 50.8   $ 28.6   $(38.0)  $   59.3
     Reclassification of discontinued
       operations................................    (9.6)   (29.2)    (6.4)    64.2       19.0
                                                   ------   ------   ------   ------   --------
     As restated.................................  $  8.3   $ 21.6   $ 22.2   $ 26.2   $   78.3
                                                   ======   ======   ======   ======   ========
  Earnings (Loss) From Continuing Operations,
     Net.........................................  $  1.3   $ (4.9)  $  6.9   $  4.3   $    7.6
  Earnings (Loss) From Discontinued Operations,
     Net.........................................     4.8     15.7      0.9    (44.0)     (22.6)
  Extraordinary Loss on Debt Extinguishment,
     Net.........................................      --     (4.6)      --      0.2       (4.4)
                                                   ------   ------   ------   ------   --------
  Net Earnings (Loss)............................  $  6.1   $  6.2   $  7.8   $(39.5)  $  (19.4)
                                                   ======   ======   ======   ======   ========
  Continuing Earnings (Loss) Per Share
     Basic.......................................  $ 0.05   $(0.18)  $ 0.12   $ 0.04   $   0.05
     Diluted.....................................  $ 0.05   $(0.18)  $ 0.12   $ 0.04   $   0.05
  Net Earnings (Loss) Per Share
     Basic.......................................  $ 0.23   $ 0.23   $ 0.15   $(1.32)  $  (0.86)
     Diluted.....................................  $ 0.23   $ 0.23   $ 0.15   $(1.32)  $  (0.86)

---------------

* Periods prior to the fourth quarter of 1999 have been restated to reflect the exploration and production business as discontinued operations.

     In the 1999 third quarter, the Company accrued a liability of $3.0 million pretax related to a litigation settlement with the State of Hawaii (Note M). A liquidation of LIFO inventory quantities resulted in a

                          TESORO PETROLEUM CORPORATION
decrease in cost of sales of $8.4 million and an increase in net earnings from continuing operations of approximately $5.3 million ($0.16 per share) during the fourth quarter of 1999 (Note I). Also in the fourth quarter of 1999, the Company recorded an aftertax gain of $39.1 million in discontinued operations for the sale of its exploration and production business (Note D).

     The 1998 second quarter included a pretax charge of $19.1 million for special incentive compensation (Note L). In addition, an aftertax extraordinary loss of $4.6 million was recorded in the 1998 second quarter for the early extinguishment of debt (Note F). Results from discontinued operations included aftertax income from receipt of contingency funds of $13.4 million in the 1998 second quarter and aftertax write-downs of oil and gas properties of $43.2 million in the 1998 fourth quarter (Note D).

     Earnings per share in the four quarters of 1999 and the 1998 third and fourth quarters were reduced by the effects of dividends on Preferred Stock issued in July 1998 (Note F).

                                 [Front of card]

                          TESORO PETROLEUM CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.


           The undersigned hereby appoints BRUCE A. SMITH and JAMES C. REED, JR., and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Petroleum Corporation (the "Company") held in the name of the undersigned at the close of business on April 5, 2000, at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 300 Concord Plaza Drive, San Antonio, Texas, on Thursday, May 25, 2000, at 10:00 A.M. Central time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the following proposals, more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.


                (Continued and to be signed on the reverse side)

                                 [Back of card]

                    PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK [X]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1, "FOR" ITEM 2 AND "FOR" ITEM 3.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

      [ ] FOR all nominees                [ ] WITHHELD for all nominees

Nominees: Steven H. Grapstein; William J. Johnson; Raymond K. Mason, Sr.; Donald H. Schmude; Bruce A. Smith; Patrick J. Ward; and Murray L.
Weidenbaum.

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET
FORTH ABOVE.


ITEM 2 - Proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan.

   [ ] FOR               [ ] AGAINST            [ ] ABSTAIN


ITEM 3 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2000.

   [ ] FOR               [ ] AGAINST            [ ] ABSTAIN


ITEM 4 - To transact such other business as may properly come before the meeting or any adjournment thereof.









THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3.


Dated:                                                                  , 2000
      ------------------------------------------------------------------
Signature:
          --------------------------------------------------------------------
Signature:
          --------------------------------------------------------------------


PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                 [Front of card]

                          TESORO PETROLEUM CORPORATION

                                   THRIFT PLAN

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


           The undersigned participant in the TESORO PETROLEUM CORPORATION THRIFT PLAN (the "Plan") hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held at the corporate headquarters of Tesoro Petroleum Corporation, 300 Concord Plaza Drive, San Antonio, Texas, on Thursday, May 25, 2000, at 10:00 A.M. Central time, and directs Fidelity Management Trust Company, Trustee, to vote (or cause to be voted) all shares of Common Stock of Tesoro Petroleum Corporation (the "Company") allocated to the undersigned's account under the Plan and held in the Trustee's name on April 5, 2000, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the following proposals, more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

                                 [Back of card]

                    PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK [X]



THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1, "FOR" ITEM 2 AND "FOR" ITEM 3.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

      [ ] FOR all nominees                [ ] WITHHELD for all nominees

Nominees:  Steven H. Grapstein; William J. Johnson; Raymond K.
Mason, Sr.; Donald H. Schmude; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS
SET FORTH ABOVE.


ITEM 2 - Proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan.

   [ ] FOR               [ ] AGAINST            [ ] ABSTAIN


ITEM 3 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2000.

   [ ] FOR               [ ] AGAINST            [ ] ABSTAIN


ITEM 4 - To transact such other business as may properly come before the meeting or any adjournment thereof.










Dated:                                                                  , 2000
      ------------------------------------------------------------------
Signature:
          ---------------------------------------------------------------------


PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.